                                                                   EXHIBIT 99.1


                               APACHE CORPORATION


                      THE PHOENIX RESOURCE COMPANIES, INC.

                           PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus relates to the proposed merger of YPY Acquisitions, Inc., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Apache Corporation, a Delaware corporation ("Apache"), with The Phoenix Resource Companies, Inc., a Delaware corporation ("Phoenix"), pursuant to the Agreement and Plan of Merger, dated March 27, 1996, among Apache, Merger Sub and Phoenix (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

     As a result of the Merger, (i) each share of common stock, $.01 par value, of Phoenix ("Phoenix Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive .75 shares of the common stock, $1.25 par value, of Apache ("Apache Common Stock") and $4.00 in cash and (ii) the surviving corporation of the Merger will become a wholly-owned subsidiary of Apache.


     This Proxy Statement/Prospectus is being furnished to holders of Phoenix Common Stock in connection with the solicitation of proxies from holders of Phoenix Common Stock by the Board of Directors of Phoenix for use at the Special Meeting of holders of Phoenix Common Stock to be held on May 20, 1996 (the "Special Meeting"). This Proxy Statement/Prospectus and the accompanying form of proxy are being mailed to holders of Phoenix Common Stock on or about April 17, 1996. At the Special Meeting, holders of Phoenix Common Stock will be asked to consider approval and adoption of the Merger Agreement.


     This Proxy Statement/Prospectus also constitutes a prospectus of Apache with respect to up to 12,550,000 shares of Apache Common Stock to be issued pursuant to the Merger Agreement in exchange for outstanding shares of Phoenix Common Stock.


     On April 15, 1996, the per share closing market prices of Apache Common Stock and Phoenix Common Stock, as reported on the New York Stock Exchange Composite Transactions Reporting System and the American Stock Exchange Composite Transactions Reporting System, respectively, were $28 1/4 and $24 1/2.


     SEE "RISK FACTORS AND CERTAIN CONSIDERATIONS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 17, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY APACHE OR PHOENIX. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF APACHE OR PHOENIX SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. APACHE AND PHOENIX EACH UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PHOENIX COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO APACHE: CHERI L. PEPER, CORPORATE SECRETARY, APACHE CORPORATION, ONE POST OAK CENTRAL, 2000 POST OAK BOULEVARD, SUITE 100, HOUSTON, TEXAS 77046-4400 (TELEPHONE (713) 296-6000), AND, IN THE CASE OF DOCUMENTS RELATING TO PHOENIX: PATRICIA J. MURANO, CORPORATE SECRETARY, THE PHOENIX RESOURCE COMPANIES, INC., 6525 NORTH MERIDIAN AVENUE, OKLAHOMA CITY, OKLAHOMA 73116-1491 (TELEPHONE (405) 728-5100).

                             AVAILABLE INFORMATION

     Apache and Phoenix are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Apache and Phoenix can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Apache may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and also at the offices of the Chicago Stock Exchange (the "CSE"). Reports, proxy statements and other information concerning Phoenix may be inspected at the offices of the American Stock Exchange, Inc. ("AMEX"), 86 Trinity Place, New York, New York 10006 and also at the offices of The Pacific Stock Exchange (the "PSE").

     Apache has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Apache Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Apache and its affiliates, including Merger Sub, has been provided by Apache, and the information contained herein with respect to Phoenix and its affiliates has been provided by Phoenix. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     1. Apache's Annual Report on Form 10-K for the year ended December 31,
1995.

     2. Apache's Current Report on Form 8-K dated March 27, 1996, as amended.

     3. Phoenix's Annual Report on Form 10-K for the year ended December 31,
1995.

     4. Phoenix's Current Report on Form 8-K dated March 27, 1996.

     All documents filed by Apache and Phoenix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the final adjournment of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                        OIL AND GAS VOLUME ABBREVIATIONS

     Unless otherwise stated, all terms defined in Rule 4-10(a) of Regulation S-X promulgated by the Commission are used herein with such meanings. Quantities of natural gas are expressed in terms of thousand cubic feet (Mcf), million cubic feet (MMcf) or billion cubic feet (Bcf). Oil is quantified in terms of barrels (bbls), thousands of barrels (Mbbls) and millions of barrels (MMbbls). Natural gas is compared to oil in terms of barrels of oil equivalent (boe) or million barrels of oil equivalent (MMboe). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent (MMcfe) and billion cubic feet equivalent (Bcfe). One barrel of oil is the energy equivalent of six Mcf of natural gas. Daily oil and gas production is expressed in terms of barrels of oil per day (b/d) and thousands of cubic feet of gas per day (Mcfd), respectively. Gas sales volumes may be expressed in terms of one million British thermal units (MMBtu), which is approximately equal to one Mcf. With respect to information relating to a working interest in wells or acreage, net oil and gas wells or acreage is determined by multiplying gross wells or acreage by the working interest therein. Unless otherwise specified, all references to wells and acres are gross.

                               TABLE OF CONTENTS

                                                  PAGE
                                                 -------
AVAILABLE INFORMATION..........................  2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................  3
OIL AND GAS VOLUME ABBREVIATIONS...............  3
SUMMARY........................................  5
The Companies..................................  5
The Special Meeting............................  5
The Merger.....................................  6
Certain Terms of the Merger Agreement..........  9
Market Prices and Dividend Information.........  11
Apache Corporation Selected Historical and Pro
  Forma Consolidated Financial Data............  12
The Phoenix Resource Companies, Inc. Selected
  Historical Consolidated Financial Data.......  13
RISK FACTORS AND CERTAIN CONSIDERATIONS........  14
Fixed Merger Consideration.....................  14
Cautionary Statement Regarding Forward-Looking
  Information..................................  14
Diversified Business Operations................  14
Effect of Volatile Product Prices..............  14
Reliance on Estimates of Proved Reserves and
  Future Net Cash Flows; Depletion of
  Reserves.....................................  15
THE COMPANIES..................................  16
Apache and Merger Sub..........................  16
Phoenix........................................  17
THE SPECIAL MEETING............................  17
Time, Date, Place and Purpose of Special
  Meeting......................................  17
Record Date and Shares Entitled to Vote........  17
Voting and Revocation of Proxies...............  17
Quorum and Vote Required.......................  17
Solicitation of Proxies........................  18
Other Matters..................................  18
THE MERGER.....................................  18
General Description of the Merger..............  18
Background.....................................  19
Certain Information Provided...................  21
Apache's Reasons for the Merger................  22
Factors Affecting Forward-Looking Statements...  23
Phoenix's Reasons for the Merger;
  Recommendation of Phoenix's Board of
  Directors....................................  24
Opinion of Petrie Parkman as Phoenix's
  Financial Advisor............................  26
Interests of Certain Persons in the Merger.....  30
Certain United States Income Tax
  Consequences.................................  32
Accounting Treatment...........................  35
Governmental and Regulatory Approvals..........  35
Restrictions on Resales by Affiliates..........  35
Appraisal Rights of Dissenting Phoenix
  Stockholders.................................  35

                                                  PAGE
                                                 -------

CERTAIN TERMS OF THE MERGER AGREEMENT..........  38
Effective Time of the Merger...................  38
Consideration to be Paid in the Merger and
  Conversion of Shares.........................  38
Treatment of Phoenix Options...................  39
Conditions to the Merger.......................  39
Representations and Warranties.................  39
Certain Covenants; Conduct of Business Prior to
  the Merger...................................  40
No Solicitation................................  41
Appointment of Director........................  42
Certain Post-Merger Matters....................  42
Termination of the Merger Agreement............  42
Fees and Expenses..............................  42
Indemnification................................  43
AGREEMENT BY PHOENIX MANAGEMENT..                43
MARKET PRICES OF COMMON STOCK AND DIVIDEND
  INFORMATION..................................  44
APACHE CORPORATION AND SUBSIDIARIES UNAUDITED
  PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
  STATEMENTS...................................  45
STOCKHOLDERS OF APACHE AND PHOENIX.............  52
Stock Ownership of Apache Directors and
  Executive Officers...........................  52
Principal Stockholders of Apache...............  53
Principal Stockholders of Phoenix..............  54
DIRECTORS OF APACHE............................  54
DESCRIPTION OF APACHE CAPITAL
  STOCK........................................  57
Apache Common Stock............................  57
Preferred Stock................................  57
Rights.........................................  57
COMPARATIVE RIGHTS OF APACHE AND PHOENIX
  STOCKHOLDERS.................................  58
Number and Classification of Board of
  Directors....................................  58
Power to Call Special Meetings.................  58
Voting Rights..................................  58
Stockholder Vote Required for Certain
  Transactions.................................  58
Action by Written Consent......................  59
Certain Anti-takeover Provisions...............  59
INDEPENDENT PUBLIC ACCOUNTANTS.................  59
LEGAL MATTERS..................................  59
EXPERTS........................................  60
APPENDICES
Appendix: I -- Agreement and Plan of Merger
Appendix: II -- Petrie Parkman & Co. Fairness
  Opinion
Appendix: III -- Section 262 of the Delaware
  General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to carefully read this Proxy Statement/Prospectus in its entirety. As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "Apache" means Apache Corporation and its consolidated subsidiaries and the term "Phoenix" means The Phoenix Resource Companies, Inc. and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

                                 THE COMPANIES

     Apache and Merger Sub. Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets natural gas, crude oil and natural gas liquids. In North America, Apache's exploration and production interests are focused on the Gulf Coast, the Gulf of Mexico, the Anadarko Basin, the Permian Basin, East Texas and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in Indonesia, offshore China and offshore Ivory Coast.

     Merger Sub is a wholly-owned subsidiary of Apache. The principal executive offices of Apache and Merger Sub are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the telephone number at such offices is (713) 296-6000. Apache Common Stock has been listed on the NYSE since 1969, and on the CSE since 1960.

     Phoenix. Phoenix is an independent oil and gas company operating primarily in the Arab Republic of Egypt ("Egypt"). Phoenix is headquartered in Oklahoma City, Oklahoma and maintains an office in Cairo, Egypt.

     Phoenix's principal assets are its interests in the Khalda and Qarun oil and gas concessions in the Western Desert of Egypt, which in the aggregate contain 18 oil fields and six gas fields. The sale of crude oil and natural gas accounted for all of Phoenix's operating revenues during the past three years. Phoenix's operations include exploring, developing and operating crude oil and natural gas properties in Egypt. Phoenix's oil and gas operations are currently conducted through Egyptian operating companies owned jointly by the Egyptian General Petroleum Corporation ("EGPC"), the national oil company of Egypt, Phoenix and certain other participants. Apache is one of the participants with Phoenix in the Qarun concession.

     The principal executive offices of Phoenix are located at 6525 North Meridian Avenue, Oklahoma City, Oklahoma 73116-1491, and the telephone number at such offices is (405) 728-5100.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE


     The Special Meeting of the holders of Phoenix Common Stock will be held on May 20, 1996, at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004, commencing at 11:00 a.m., local time, for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement and (ii) transacting such other business as may properly come before the Special Meeting.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Holders of record of shares of Phoenix Common Stock at the close of business on April 15, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 16,100,256 shares of Phoenix Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Phoenix Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the shares of Phoenix Common Stock outstanding and entitled to vote thereon at the Special Meeting is required to approve and adopt the Merger Agreement. Abstentions and non-voted shares, including broker non-votes, represented in person or by proxy, will be considered as being present for purposes of determining the existence of a quorum and will have the same effect as votes cast against the proposal to approve and adopt the Merger Agreement.

PHOENIX MANAGEMENT'S SECURITY OWNERSHIP AND AGREEMENT


     As of the Record Date, directors and executive officers of Phoenix and their affiliates were record owners of an aggregate of approximately 587,000 outstanding shares of Phoenix Common Stock (approximately 3.6 percent of such shares then outstanding). The directors and executive officers of Phoenix have signed an agreement obligating them to vote all shares of Phoenix Common Stock that they hold on the Record Date in favor of the Merger in accordance with the recommendation of the Board of Directors of Phoenix. See "Agreement by Phoenix Management."


                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     At the Effective Time (as hereinafter defined) of the Merger, Merger Sub and Phoenix will merge, and the surviving corporation will become a wholly-owned subsidiary of Apache. As a result of the Merger, each outstanding share of Phoenix Common Stock will be converted into the right to receive .75 shares of Apache Common Stock and $4.00 in cash (the "Cash Consideration") (such shares of Apache Common Stock and the Cash Consideration being referred to collectively herein as the "Merger Consideration"). The full text of the Merger Agreement is included in this Proxy Statement/Prospectus as Appendix I.

     Based upon the number of shares of Phoenix Common Stock outstanding as of the Record Date, approximately 12.1 million shares of Apache Common Stock will be issuable and approximately $64 million will be payable pursuant to the Merger. Such number of shares of Apache Common Stock would represent approximately 14 percent of the total number of shares of Apache Common Stock expected to be outstanding immediately after such issuance.

REASONS FOR THE MERGER

     The Board of Directors of Phoenix has recommended the Merger to Phoenix's stockholders for several reasons, including, that (i) the financial resources of Apache coupled with its aggressive exploration strategy would allow for the full exploitation of the exploration and development opportunities identified by Phoenix in the Khalda and Qarun concessions, (ii) the stockholders of Phoenix would likely have greater liquidity in their stock holdings in Apache following the Merger and (iii) Apache's geographic diversity would afford Phoenix stockholders greater diversification. See "The Merger -- Phoenix's Reasons for the Merger; Recommendation of Phoenix's Board of Directors."


     Apache management believes that the Merger would further Apache's transformation into an international exploration and production company with six North American core areas and two international core areas (Australia and Egypt). The Phoenix investment in the Western Desert of Egypt would provide Apache with increased exposure to an area with significant potential for reserve growth. The Merger would add the 2.4-million gross acre Khalda and Khalda Offset concession in which Phoenix owns a 40-percent interest, and an additional 50-percent interest in the 1.9-million gross acre Qarun concession, in which Apache presently owns a 25-percent interest. See "The Merger -- Apache's Reasons for the Merger."

FORWARD-LOOKING INFORMATION

     Information included in this Proxy Statement/Prospectus, including information incorporated by reference herein, contains forward-looking statements including projections, estimates and expectations. Those statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these forecasts or underlying assumptions prove incorrect, actual results could vary materially. See "Risk Factors and Certain Considerations -- Cautionary Statement Regarding Forward-Looking Information" and "The Merger -- Factors Affecting Forward-Looking Information."

DETERMINATIONS OF THE BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF PHOENIX HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PHOENIX AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF PHOENIX COMMON STOCK THAT THEY VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. See "The Merger -- Background" and
"-- Phoenix's Reasons for the Merger; Recommendation of Phoenix's Board of Directors." In considering the recommendation of Phoenix's Board of Directors with respect to the Merger, Phoenix stockholders should be aware that all of the officers and directors of Phoenix have certain interests concerning the Merger separate from their interests as holders of Phoenix Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

     The Board of Directors of Apache has unanimously approved the Merger, the Merger Agreement and the issuance and reservation for issuance of Apache Common Stock pursuant to the terms of the Merger Agreement. See "The
Merger -- Background" and "-- Apache's Reasons for the Merger."

     The Merger will result in the issuance of no more than approximately 17 percent of the number of shares of Apache Common Stock previously outstanding, and, consequently, no vote of Apache stockholders is required in connection with the Merger under the rules of the NYSE and the CSE on which Apache Common Stock is listed or under applicable Delaware law. In addition, neither the Restated Certificate of Incorporation of Apache ("Apache's Charter") nor the bylaws of Apache ("Apache's Bylaws") provides for any vote of its stockholders in connection with the Merger.

OPINION OF PETRIE PARKMAN AS PHOENIX'S FINANCIAL ADVISOR


     Petrie Parkman & Co., Inc. ("Petrie Parkman") delivered its written opinion, dated March 27, 1996, to the Board of Directors of Phoenix that, as of such date, the Merger Consideration was fair from a financial point of view to holders of Phoenix Common Stock. Petrie Parkman confirmed such opinion as of April 16, 1996. For information regarding the opinion of Petrie Parkman, including the assumptions made, matters considered and limitations on the review undertaken, see "The Merger -- Opinion of Petrie Parkman as Phoenix's Financial Advisor." Phoenix stockholders are urged to read carefully in its entirety the opinion of Petrie Parkman dated April 16, 1996, a copy of which is attached as Appendix II to this Proxy Statement/Prospectus and incorporated herein by reference.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Each member of Phoenix's Board of Directors and each executive officer has certain interests concerning the Merger separate from their interests as holders of Phoenix Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN UNITED STATES INCOME TAX CONSEQUENCES

     As a condition to the consummation of the Merger, Phoenix will receive an opinion of special tax counsel to Apache that, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized by Phoenix, Apache or Merger Sub as a result of the Merger, and no gain or loss will be recognized by the stockholders of Phoenix who are "United States persons" within the meaning of the Code upon the conversion of their Phoenix Common Stock into shares of Apache Common Stock pursuant to the Merger, except with respect to the Cash Consideration, and cash, if any, received in lieu of fractional shares of Apache Common Stock or upon exercise of dissenters' rights of appraisal.

     United States persons who are holders of options to acquire Phoenix Common Stock which are assumed by Apache, as described below under "Certain Terms of the Merger Agreement -- Treatment of Phoenix Options," will not recognize income or gain for United States federal income tax purposes upon such assumption.

     For a discussion of these and other United States federal income tax considerations in connection with the Merger, see "The Merger -- Certain United States Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase for financial accounting purposes. See "The Merger -- Accounting Treatment."

GOVERNMENTAL AND REGULATORY APPROVALS


     Consummation of the Merger is conditioned upon the existence of an applicable exemption from the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the expiration or termination of the waiting period under the HSR Act. Neither Apache nor Phoenix is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.


RESTRICTIONS ON RESALES

     There are certain restrictions on resales of Apache Common Stock to be received by affiliates of Phoenix. See "The Merger -- Restrictions on Resales by Affiliates."

APPRAISAL RIGHTS OF DISSENTING PHOENIX STOCKHOLDERS

     Holders of Phoenix Common Stock who do not vote in favor of the Merger will be entitled to statutory rights of appraisal as to their shares of Phoenix Common Stock in connection with the Merger as provided under Section 262 of the Delaware General Corporation Law (the "DGCL"). Certain procedures must be followed by any holder of Phoenix Common Stock who wishes to perfect that statutory right of appraisal, including both not voting in favor of the Merger and filing with Phoenix, before the vote on the Merger is taken, a written demand for appraisal of shares of Phoenix Common Stock owned by such stockholder. Failure to take any of the required steps will result in termination of such appraisal rights. Holders of Phoenix Common Stock should note that surrender of certificates representing their Phoenix Common Stock in connection with the Merger may constitute a waiver of appraisal rights under the DGCL. The obligation of Apache to consummate the Merger is subject to the satisfaction or waiver of the condition that holders of not more than ten percent of the outstanding shares of Phoenix Common Stock have properly demanded appraisal rights. See "The Merger -- Appraisal Rights of Dissenting Phoenix Stockholders," "Certain Terms of the Merger Agreement -- Conditions to the Merger" and Appendix III to this Proxy Statement/Prospectus, which contains the full text of Section 262 of the DGCL.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"), unless the certificate of merger specifies a later Effective Time, and the "Effective Date" shall be the date on which the certificate of merger becomes effective. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

CONSIDERATION TO BE PAID IN THE MERGER AND CONVERSION OF SHARES

     At the Effective Time, each outstanding share of Phoenix Common Stock will be converted into the right to receive .75 shares of Apache Common Stock and $4.00 in cash. As soon as practical following the Effective Time, the commercial bank or trust company designated by Apache as exchange agent (the "Exchange Agent") will mail a letter of transmittal with instructions to each holder of record of Phoenix Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Phoenix Common Stock for certificates representing shares of Apache Common Stock, Cash Consideration and cash in lieu of any fractional shares of Apache Common Stock. Certificates should not be surrendered by the holders of Phoenix Common Stock until they have received the letter of transmittal from Apache or the Exchange Agent. Letters of transmittal will also be available following the Effective Time at the offices of Apache in Houston, Texas. See "Certain Terms of the Merger
Agreement -- Consideration to be Paid in the Merger and Conversion of Shares."

TREATMENT OF PHOENIX OPTIONS

     As of the Effective Time, Apache will assume each of the options to acquire Phoenix Common Stock that remains unexercised in whole or in part (the "Phoenix Options"). Accordingly, each such Phoenix Option will be deemed to remain outstanding as an option to purchase, in place of the shares of Phoenix Common Stock previously subject thereto, that number of shares of Apache Common Stock and the amount of cash that the holder of the Phoenix Option would have received upon consummation of the Merger had the Phoenix Option been exercised in full for Phoenix Common Stock immediately prior to the Effective Time of the Merger. See "Certain Terms of the Merger Agreement -- Treatment of Phoenix Options."

CONDITIONS TO THE MERGER


     The respective obligations of Apache and Phoenix to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including among other matters the following: (i) approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Phoenix Common Stock;
(ii) the approval for listing on the NYSE of the Apache Common Stock to be issued pursuant to the Merger Agreement; (iii) the absence of certain material adverse changes; (iv) the receipt of required third party or governmental approvals or consents; (v) receipt by each party of opinions of United States counsel and by Apache of Egyptian counsel; (vi) neither Apache's nor Phoenix's board of directors has amended its resolutions authorizing the Merger; and (vii) holders of not more than ten percent of the outstanding shares of Phoenix Common Stock properly demanding appraisal rights. Apache and Phoenix anticipate that all of the conditions to the consummation of the Merger will be satisfied prior to or at the time of the Special Meeting. Either Apache or Phoenix may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement -- Conditions to the Merger."

NO SOLICITATION

     The Merger Agreement provides that Phoenix and its officers, directors and representatives will not solicit or knowingly encourage the initiation of any inquiries regarding any "Acquisition Transaction" or "Acquisition Proposal" as such terms are defined in the Merger Agreement. The Merger Agreement does not, however, preclude Phoenix's Board of Directors from responding to an unsolicited offer in the exercise of its fiduciary duties. See "Certain Terms of the Merger Agreement -- No Solicitation."

APPOINTMENT OF DIRECTOR

     Prior to the Effective Time, Apache's Board of Directors shall take all action necessary to appoint or elect commencing at the Effective Time one of Phoenix's directors as a member of Apache's Board of Directors.

TERMINATION OF THE MERGER AGREEMENT

     By Either Party. The Merger Agreement may be terminated prior to the Effective Time by either party if (i) the Merger has not been consummated on or before August 31, 1996, (ii) any court or governmental final order shall have prohibited consummation of the Merger, or (iii) the required approval of the holders of Phoenix Common Stock is not received at the Special Meeting.

     By Apache. Apache may terminate the Merger Agreement if, among other events, (i) the Board of Directors of Phoenix (a) withdraws, modifies or amends, in any manner adverse to Apache, its approval and recommendation in favor of the Merger, (b) recommends to the stockholders of Phoenix any other Acquisition Proposal (as hereinafter defined), or (c) publicly announces its intention to take any of the actions described in (a) or (b), (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Apache or Merger Sub, acquires, or is granted the option or right to acquire beneficial ownership of 50 percent or more of the outstanding shares of Phoenix Common Stock, other than acquisitions for bona fide arbitrage purposes, or (iii) Phoenix enters into an agreement with a third party with respect to any Acquisition Proposal.

     By Phoenix. Phoenix may terminate the Merger Agreement if, among other events, Phoenix or its stockholders receive an Acquisition Proposal which the Board of Directors of Phoenix determines is likely to result in a transaction more favorable to the holders of Phoenix Common Stock from a financial point of view than the Merger, and the Board of Directors also determines the failure to withdraw, modify or change its recommendation would constitute a breach of its fiduciary duties to Phoenix stockholders.

     See "Certain Terms of the Merger Agreement -- Termination of the Merger Agreement."

FEES AND EXPENSES

     Each party shall pay its own expenses in connection with the Merger, except that the cost of printing and mailing this Proxy Statement/Prospectus will be shared equally. In the event of termination of the Merger Agreement without consummation of the Merger, each party shall pay its own expenses, except that a party that has committed a material violation of its representations or covenants under the Merger Agreement shall pay to the terminating party all fees and expenses actually incurred by the terminating party in connection with the contemplated Merger, not to exceed $900,000. Under certain circumstances, if the Merger is not consummated a fee of $12 million shall be paid to Apache by Phoenix. See "Certain Terms of the Merger Agreement -- Fees and Expenses."

                     MARKET PRICES AND DIVIDEND INFORMATION

     Apache Common Stock is traded on the NYSE and CSE under the symbol "APA." Phoenix Common Stock is traded on the AMEX and PSE under the symbol "PHN." The following table sets forth, for the periods indicated, the range of high and low trading prices per share of Apache Common Stock as reported on the NYSE Composite Tape and of Phoenix Common Stock as reported on the AMEX, and the dividend per share of Apache Common Stock and the dividend per share of Phoenix Common Stock. Phoenix dividends and share prices have been adjusted to reflect stock splits in January and September 1995.


                                               APACHE COMMON STOCK           PHOENIX COMMON STOCK
                                             ------------------------    ----------------------------
                                             HIGH    LOW     DIVIDEND     HIGH      LOW      DIVIDEND
                                             ----    ----    --------    ------    ------    --------
1994
  First Quarter...........................  $26 7/8 $22 1/2    $.07      $ 9.97    $ 6.69    $ .0125
  Second Quarter...........................  29 1/4  22 1/4     .07        6.91      5.56      .0125
  Third Quarter............................  29 1/4  23         .07        7.94      6.56      .0125
  Fourth Quarter...........................  28 7/8  23 5/8     .07       12.00      6.59      .0125
1995
  First Quarter............................  27 3/8  22 1/4     .07       12.47      9.38      .02
  Second Quarter...........................  31      25 3/8     .07       17.75     10.88      .02
  Third Quarter............................  30 1/4  25 3/4     .07       20.50     14.00      .02
  Fourth Quarter...........................  29 5/8  23 1/8     .07       19.63     16.13      .02
1996
  First Quarter............................  29 1/2  24 3/8     .07       24.50     16.63      .03
  Second Quarter(a)........................  28 3/8  26 1/2     .07(b)    25.00     23.38       --


- ---------------


(a) Through April 15, 1996.


(b) Payable April 30, 1996.

     On March 27, 1996, the last trading day prior to the announcement by Apache and Phoenix that they had executed the Merger Agreement, the closing market prices of Apache Common Stock as reported on the NYSE Composite Tape, and Phoenix Common Stock as reported on the AMEX, were $28 1/2 and $19 7/8, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Apache Common Stock and Phoenix Common Stock.

     Following the Merger, Apache Common Stock will continue to be traded on the NYSE and the CSE. Following the Merger, Phoenix Common Stock will cease to be traded on the AMEX and on the PSE, and there will be no further market for the Phoenix Common Stock.

     Apache has paid cash dividends on Apache Common Stock for 117 consecutive quarters through the first calendar quarter of 1996. Future dividend payments by Apache and Phoenix are subject to action by their respective Boards of Directors and will depend upon their levels of earnings, financial requirements and other relevant factors.

                               APACHE CORPORATION

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data of Apache and subsidiaries shown below as of or for each year in the five-year period ended December 31, 1995 have been derived from Apache's audited consolidated financial statements. Apache's previously reported data for 1995 and prior years have been restated to reflect the merger with DEKALB Energy Company ("DEKALB") under the pooling of interests method of accounting. This data should be read in conjunction with the consolidated financial statements and related notes and the report of independent public accountants included in Apache's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Proxy Statement/Prospectus.

     The pro forma data are presented to show the pro forma effects of the Merger of a wholly-owned subsidiary of Apache with Phoenix. The Merger will be reported using the purchase method of accounting. The pro forma income statement data are presented as if the Merger occurred effective January 1, 1995 and the pro forma balance sheet data assume that the Merger occurred on December 31, 1995. The pro forma data should be read in conjunction with Apache's unaudited pro forma financial statements and related notes thereto, which are included elsewhere herein.

                            PRO FORMA
                             FOR THE
                             MERGER               AT OR FOR THE YEAR ENDED DECEMBER 31,
                            ---------   ---------------------------------------------------------
                             1995(A)     1995(A)      1994       1993(B)     1992(C)     1991(D)
                            ---------   ---------   ---------   ---------   ---------   ---------
                                       (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
INCOME STATEMENT DATA
  Total revenues..........  $ 778,004   $ 750,702   $ 592,626   $ 512,632   $ 517,403   $ 457,872
  Income (loss) --
     continuing
     operations...........     27,050      20,207      45,583      41,421     (14,632)    (35,216)
  Income (loss) per common
     share -- continuing
     operations...........        .32         .28         .65         .67        (.26)       (.65)
  Cash dividends per
     common share(e)......        .28         .28         .28         .28         .28         .28
BALANCE SHEET DATA
  Working capital
     (deficit)............     (6,957)    (22,013)     (3,203)    (55,538)    (32,775)    (57,593)
  Total assets............  3,106,888   2,681,450   2,036,627   1,759,203   1,774,767   1,597,633
  Long-term debt..........  1,136,432   1,072,076     719,033     504,334     524,098     658,395
  Shareholders' equity....  1,414,562   1,091,805     891,087     868,596     554,524     601,181
  Book value per common
     share................  $   15.69   $   14.11   $   12.79   $   12.50   $   10.02   $   10.87
  Common shares
     outstanding at end of
     year.................     90,139      77,379      69,666      69,504      55,361      55,305

- ---------------

(a) Includes nonrecurring transaction costs relating to the DEKALB merger totaling $8.7 million after tax. Also includes hedging loss totaling $5.9 million after tax due to the loss of correlation of New York Mercantile Exchange ("NYMEX") prices with the cash markets for physical deliveries. Also includes financial data after February 1995 for properties acquired from Texaco Exploration and Production, Inc.

(b) Includes financial data for Hadson Energy Resources Corporation (subsequently Apache Energy Resources Corporation) after June 30, 1993, and for Hall-Houston Oil Company after July 31, 1993.

(c) The net loss in 1992 resulted from the sale of substantially all of DEKALB's United States assets for a loss of $25.6 million after tax. DEKALB also reported Canadian ceiling test write-downs of $15.9 million after tax and United States ceiling test write-downs of $24.7 million after tax.

(d) Includes financial data for MW Petroleum Corporation (a former subsidiary of Amoco Production Company acquired by Apache) after June 30, 1991. The net loss in 1991 resulted from DEKALB reporting United States ceiling test write-downs of $66.0 million after tax.

(e) Amounts shown reflect the dividends paid by Apache. No cash dividends were paid on outstanding DEKALB common stock in 1994, 1993 or 1992. Cash dividends paid on DEKALB common stock totaled $.8 million in 1991.

                      THE PHOENIX RESOURCE COMPANIES, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data of Phoenix and subsidiaries shown below as of or for each year in the five-year period ended December 31, 1995 have been derived from Phoenix's audited consolidated financial statements. This data should be read in conjunction with Phoenix's consolidated financial statements and related notes and the auditors' report included in Phoenix's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in this Proxy Statement/Prospectus.

                                                             YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                1995       1994       1993       1992      1991(A)
                                               -------    -------    -------    -------    --------
                                                 (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
INCOME STATEMENT DATA:
Oil and gas revenues........................   $23,433    $21,856    $22,302    $22,481    $ 14,727
Revenues dedicated to foreign tax
  liability(b)..............................     9,822     10,866     10,578     10,786          --
                                               -------    -------    -------    -------    --------
Operating revenues..........................    33,255     32,722     32,880     33,267      14,727
                                               -------    -------    -------    -------    --------
Income (loss) from continuing operations....    10,611     12,891     12,510     12,692        (612)
Net income (loss)(c)........................    10,611     12,891     12,336     12,692     (18,310)
Income (loss) from continuing operations per
  common share(d)...........................      0.65       0.78       0.74       0.76       (0.05)
Net income (loss) per common share(d).......      0.65       0.78       0.73       0.76       (1.62)
Cash dividends per common share(d)..........       .08        .05         --         --          --
BALANCE SHEET DATA:
Total assets................................    68,333     56,441     50,863     59,255      51,525
Long-term debt..............................        --         --         --        708      11,527
Stockholders' equity........................    51,808     33,558     30,298     17,894       5,263
Book value per common share(d)..............   $  3.20    $  2.14    $  1.79    $  1.05    $    .32
Common shares outstanding at end of
  year(d)...................................    16,190     15,708     16,942     16,976      16,616

- ---------------

(a) Revenues and net income for 1991 reflect reduced revenues due to the delivery of oil from Phoenix's share of production on the Khalda Concession, which had been sold and recognized as revenue in 1985. This commitment was fulfilled in 1991.

(b) The adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 effective January 1, 1992 had the effect of increasing operating revenues and tax expense for 1992, 1993, 1994 and 1995 by equal and offsetting amounts, but did not affect net income.

(c) Includes extraordinary losses on the early extinguishment of debt of $17.7 million and $0.2 million in 1991 and 1993, respectively, and income taxes of $0.2 million, $11.1 million, $10.9 million, $11.1 million and $10.0 million in 1991, 1992, 1993, 1994 and 1995, respectively.

(d) Gives effect to the two-for-one stock splits effective January and September 1995.

                    RISK FACTORS AND CERTAIN CONSIDERATIONS

     Prospective investors should carefully review the following factors together with the other information contained in this Proxy Statement/Prospectus prior to making an investment decision.


FIXED MERGER CONSIDERATION



     Stockholders of Phoenix should consider that the Merger Consideration is fixed at .75 shares of Apache Common Stock and $4.00 in cash for each share of Phoenix Common Stock. As a result, the Merger Consideration will not be adjusted in the event of an increase or decrease in the market price of either Phoenix Common Stock or Apache Common Stock, or both. Phoenix stockholders are urged to obtain current stock market quotations for both Phoenix Common Stock and Apache Common Stock.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Certain information regarding the Merger set forth in this Proxy Statement/Prospectus, including information incorporated by reference herein, contains statements which may be considered to be forward-looking statements including projections, estimates and expectations. Reference is made in particular to statements under "The Merger -- Apache's Reasons for the Merger" and in Apache's Current Report on Form 8-K dated March 27, 1996, as amended, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Apache's Annual Report on Form 10-K for the year ended December 31, 1995. These statements include, among other things, (i) an Apache analysis of the allocation of the Merger consideration to various cost categories based on various estimates, (ii) Apache estimates of oil and gas reserves by reserve category, (iii) estimates of the value of future production available for cost recovery of exploration and development activities, (iv) certain 1997 production estimates, and (v) estimates of the impact of the Merger on Apache net income per share and net cash provided by operating activities in 1997. Such statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of the underlying assumptions prove incorrect, actual results could vary materially. Certain material factors affecting forward-looking statements made herein in respect of Apache and the Merger are described elsewhere under "Risk Factors and Certain Considerations" and, more specifically, under "The Merger -- Factors Affecting Forward-Looking Statements."

DIVERSIFIED BUSINESS OPERATIONS


     Apache conducts diversified exploration and production operations both domestically and internationally while Phoenix's oil and gas operations are focused exclusively in Egypt. A significant discovery in the Khalda or Qarun concession might have a significant impact upon the market price of Phoenix Common Stock. Such a discovery would not, however, have as significant an impact upon the business of Apache and, correspondingly, the market price of Apache Common Stock, due to the broader diversification and larger size of Apache.


EFFECT OF VOLATILE PRODUCT PRICES

     The future financial condition and results of operations of Apache and Phoenix will depend upon the prices received for oil and natural gas production and the costs of acquiring, finding, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Apache and Phoenix. These factors include worldwide political instability (especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on Apache's and Phoenix's financial position, results of operations, quantities of oil and gas that may be economically produced and access to capital. In addition, the sale of oil and gas production of Apache and Phoenix depends upon a number of factors beyond the control of the companies, including the availability and capacity of transportation and processing facilities.

     Oil and natural gas prices have historically been volatile and are likely to continue to be volatile in the future. Such volatility makes it difficult to estimate the value of producing properties for acquisition and to budget and project the return on exploration and development projects involving producing properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

     Apache engages in hedging activities with respect to some of its projected oil and gas production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. To the extent that Apache engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Phoenix does not engage in such activities.

     Phoenix's proved reserve base was approximately 85 percent oil on an energy equivalent basis as of December 31, 1995. By comparison, Apache's proved reserve base was approximately 60 percent natural gas on an energy equivalent basis as of December 31, 1995, and 95 percent of Apache's natural gas reserves are located in the United States and Canada. Accordingly, Apache is more sensitive to fluctuations in United States natural gas prices than to fluctuations in the price of oil.

     Apache periodically reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Commission. Under the full-cost accounting rules, capitalized costs of oil and gas properties on a country-by-country basis may not exceed the present value of estimated future net cash flows from proved reserves, discounted at ten percent, plus the lower of cost or fair market value of unproved properties as adjusted for related tax effects. At the end of each fiscal quarter, the test is applied at the unescalated prices in effect at the applicable time and results in a write-down if the "ceiling" is exceeded, even if prices decline for only a short period of time.

RELIANCE ON ESTIMATES OF PROVED RESERVES AND FUTURE NET CASH FLOWS; DEPLETION OF RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Proxy Statement/Prospectus and incorporated by reference herein represent only estimates. In addition, the estimates of future net cash flows from proved reserves of Apache and Phoenix and the present value thereof are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in the actual quantity of reserves of Apache and Phoenix and future net cash flows therefrom being materially different from the estimates set forth in this Proxy Statement/Prospectus and incorporated by reference herein. In addition, estimated reserves of Apache and Phoenix may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors.

                                 THE COMPANIES

APACHE AND MERGER SUB

     Apache, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, produces, gathers, processes and markets natural gas, crude oil and natural gas liquids. In North America, Apache's exploration and production interests are focused on the Gulf Coast, the Gulf of Mexico, the Anadarko Basin, the Permian Basin, East Texas and the Western Sedimentary Basin of Canada. Outside of North America, Apache has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in Indonesia, offshore China and offshore Ivory Coast. Apache Common Stock has been listed on the NYSE since 1969 and on the CSE since 1960.

     Apache completed its 18th consecutive year of production growth and eighth consecutive year of oil and gas reserves growth in 1995. Apache's average daily production was approximately 50.2 Mbbls of oil and 577 MMcf of natural gas for 1995. Giving effect to acquisitions, drilling activity and 65.4 MMboe in property dispositions during the year resulting in proceeds of $271.9 million, Apache's estimated proved reserves increased by 151.3 MMboe over the prior year (prior to restatement for the DEKALB merger) to 420.6 MMboe at year-end, of which approximately 60 percent was natural gas. Apache had net income of $20.2 million, or $.28 per share, on total revenues of $750.7 million for the year. Net cash provided by operating activities during 1995 was $332.1 million.

     In May 1995, Apache acquired DEKALB, an oil and gas company engaged in the exploration for, and the development of, crude oil and natural gas in Canada, through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a pooling of interests for financial accounting purposes. As a result, all financial information contained in this Proxy Statement/Prospectus concerning Apache has been prepared to present information for 1995 and all preceding years on a combined basis with DEKALB using the pooling of interests method of accounting.

     Apache's growth strategy is to increase oil and gas production, reserves and cash flow through a combination of acquisitions, moderate-risk drilling and development of its inventory of properties. Apache also emphasizes reducing operating costs per unit produced and selling marginal and non-strategic properties in order to increase its profit margins.

     Because production of oil and gas results in depletion of reserves, future oil and gas production is highly dependent upon Apache's level of success in adding reserves. Apache adds reserves by acquisition, active exploration and development and identification, through engineering studies, of additional behind-pipe zones or secondary recovery reserves. Apache prefers to operate its properties so that it can effectively influence their development and Apache, therefore, operates properties accounting for over 75 percent of its production.

     Pursuing its acquire-and-develop strategy, Apache increased its total proved reserves more than 383 MMboe, more than ten fold in the last ten years (prior to restatement for the DEKALB merger). In addition to its acquisition strategy, Apache continues to develop and exploit its existing inventory of workover, recompletion and other development projects to increase reserves and production. During 1995, Apache acquired $820.9 million of additional properties (not including the DEKALB merger) and replaced over 100 percent of its United States production through upward revisions and its drilling, workover and recompletion program.

     Apache's international investments supplement its long-term growth strategy. Although international exploration is recognized as higher-risk than most of Apache's United States and Canadian activities, it offers potential for greater rewards and significant reserve additions. In recent years, Apache has directed its international efforts towards development of certain discoveries offshore Western Australia and in Egypt, and towards further exploration of its concessions in China, Indonesia, and the Ivory Coast of western Africa.

     Apache holds interests in many of its United States and international properties through operating subsidiaries, such as MW Petroleum Corporation, Apache Canada Ltd., Apache Energy Limited (formerly known as Hadson Energy Limited), Apache International, Inc. and Apache Overseas, Inc. Apache treats all operations as one segment of business.

     Merger Sub is a wholly-owned subsidiary of Apache, was incorporated in Delaware on March 25, 1996 and has conducted no business other than entering into the Merger Agreement. The principal executive offices of Apache and Merger Sub are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the telephone number at such offices is (713) 296-6000.

PHOENIX

     Phoenix is an independent oil and gas company operating primarily in the Arab Republic of Egypt. Phoenix is headquartered in Oklahoma City, Oklahoma and maintains an office in Cairo, Egypt.


     Phoenix's principal assets are its interest in the Khalda and Qarun oil and gas concessions in the Western Desert of Egypt, which in the aggregate contain 18 oil fields and six gas fields. The sale of crude oil and natural gas accounted for all of Phoenix's operating revenues during the past three years. Phoenix's operations include exploring, developing and operating crude oil and natural gas properties in Egypt. Phoenix's oil and gas operations are currently conducted through Egyptian operating companies owned jointly by EGPC, Phoenix and certain other participants. Apache is one of the participants with Phoenix in the Qarun concession. At April 16, 1996, Phoenix had 19 employees.


     The principal executive offices of Phoenix are located at 6525 North Meridian Avenue, Oklahoma City, Oklahoma 73116-1491, and the telephone number at such offices is (405) 728-5100.

                              THE SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE OF SPECIAL MEETING


     The Special Meeting will be held on May 20, 1996, at the offices of The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004, commencing at 11:00 a.m., local time, for the purpose of (i) considering and voting upon a proposal to approve and adopt the Merger Agreement, as required under the DGCL, and (ii) transacting such other business as may properly come before the Special Meeting.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Holders of record of shares of Phoenix Common Stock at the close of business on April 15, 1996, the Record Date, are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 16,100,256 shares of Phoenix Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.


VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Phoenix Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Phoenix. A holder of Phoenix Common Stock who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Phoenix stating that the proxy is revoked, or (iii) attending the Special Meeting and voting in person.

QUORUM AND VOTE REQUIRED


     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Phoenix Common Stock outstanding and entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Phoenix Common Stock entitled to vote thereon. On the Record Date, there were 16,100,256 shares of Phoenix Common Stock outstanding and entitled to vote at the Special Meeting.

Abstentions and non-voted shares, including broker non-votes, represented in person or by proxy, will be considered as being present for purposes of determining the existence of a quorum and will have the same effect as votes cast against the proposal to approve and adopt the Merger Agreement. As of the Record Date, holders of approximately 587,000 shares of Phoenix Common Stock (or approximately 3.6 percent of the shares of Phoenix Common Stock outstanding as of the Record Date) have executed an agreement agreeing to vote in favor of the Merger and adoption of the Merger Agreement. See "Certain Terms of the Merger Agreement -- Agreement by Phoenix Management."


SOLICITATION OF PROXIES


     In addition to solicitation by mail, the directors, officers, employees and agents of Phoenix and Apache may solicit proxies from the holders of Phoenix Common Stock by personal interview, telephone, facsimile, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record Phoenix Common Stock for the forwarding of solicitation materials to the beneficial owners thereof. Phoenix will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Apache and Phoenix have engaged the services of Georgeson & Company Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from holders of Phoenix Common Stock. The cost of such solicitation, which will be paid by Apache, is expected to be approximately $10,000. Apache and Phoenix will each pay one-half of the costs of printing and mailing this Proxy Statement/Prospectus. See "Certain Terms of the Merger Agreement -- Fees and Expenses."


OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the Board of Directors of Phoenix does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares of Phoenix Common Stock represented by proxies at the Special Meeting will be voted with respect to such matters in accordance with the discretion of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with Phoenix and the surviving corporation will become a wholly-owned subsidiary of Apache, pursuant to Section 251 of the DGCL. Under Section 259 of the DGCL, the surviving corporation will possess the assets and liabilities of Merger Sub and Phoenix by operation of law at the Effective Time. As a result of the Merger, each outstanding share of Phoenix Common Stock will be converted into the right to receive .75 shares of Apache Common Stock and $4.00 in cash. Cash will be paid in lieu of issuing any fractional shares of Apache Common Stock.

     Based upon the number of shares of Phoenix Common Stock outstanding as of the Record Date, a total of approximately 12.1 million shares of Apache Common Stock will be issuable and approximately $64 million will be payable pursuant to the Merger. Such number of shares of Apache Common Stock would represent approximately 14 percent of the total number of shares of Apache Common Stock expected to be outstanding after such issuance.

BACKGROUND

     In 1992, Apache and Phoenix began discussions regarding submitting a bid to EGPC to acquire the Qarun concession. In July 1992, Apache and Phoenix submitted the bid to EGPC regarding the concession and in April 1993, the Qarun concession was awarded to Apache and Phoenix. Since that time, Phoenix and Apache have conducted joint exploration and development activities on the Qarun concession.

     In late June 1995, Mr. G. Steven Farris, President of Apache, telephoned Mr. George D. Lawrence Jr., President of Phoenix, in order to arrange a meeting with Mr. Lawrence.

     On July 5, 1995, Mr. Farris and Mr. Lawrence met in the offices of Phoenix in Oklahoma City and discussed the Qarun concession and business conditions and opportunities in Egypt. Mr. Farris also raised the possibility of Apache and Phoenix combining their operations. At the meeting, Mr. Lawrence provided Mr. Farris publicly available information regarding Phoenix.

     On July 7, 1995, Mr. Farris again telephoned Mr. Lawrence and expressed Apache's interest in obtaining confidential information regarding Phoenix for the purpose of evaluating Phoenix as a possible merger candidate.

     In July 1995, Mr. Lawrence advised each Phoenix director by telephone that he had received an expression of interest from Apache regarding a combination with Phoenix and that he believed that Phoenix's Board of Directors should permit Apache to receive confidential information regarding Phoenix and to conduct other due diligence. Mr. Lawrence also suggested to the directors that Phoenix should retain Petrie Parkman to act as financial advisor to Phoenix and render financial advisory and investment banking services to Phoenix. Petrie Parkman had served in 1994 as co-manager of a secondary offering of Phoenix Common Stock by a large stockholder of Phoenix.

     On July 10, 1995, the Board of Directors of Phoenix met by telephone conference call to discuss Apache's possible interest in acquiring Phoenix and its request to obtain confidential information regarding Phoenix. The Board also discussed the retention of Petrie Parkman to act as financial advisor to Phoenix. After these discussions, the Board resolved to provide Apache confidential information regarding Phoenix after Apache executed a confidentiality and standstill agreement and to retain Petrie Parkman pursuant to an engagement letter.


     On July 12, 1995, at a regularly-scheduled meeting of the Board of Directors of Apache, Mr. Raymond Plank, Chairman of the Board and Chief Executive Officer of Apache, discussed Egypt as a possible second core area for Apache outside of North America, and Mr. Farris outlined possible transactions in Egypt, including a transaction involving Phoenix.


     On July 14, 1995, Apache and Phoenix each executed confidentiality and standstill agreements. On July 14 and 15, 1995, representatives of Phoenix presented certain confidential information to representatives of Apache at the offices of Petrie Parkman in Houston and representatives of Phoenix and Netherland, Sewell & Associates, Inc., Phoenix's independent petroleum engineers, met with representatives of Apache in Dallas, Texas to discuss due diligence matters relating to Phoenix's oil and gas reserves and prospects.

     Also in July 1995, Apache contacted Merrill Lynch & Co. ("Merrill Lynch") regarding representation of Apache as financial advisor in connection with evaluating a possible business combination with Phoenix.

     During June and July 1995, Mr. Plank kept the Board of Directors of Apache advised both orally and in writing of the status of the proposed transaction.

     On July 31, 1995, Mr. Farris sent a letter to Mr. Lawrence in which he advised Phoenix that Apache was not prepared to make a proposal to Phoenix at that time, but concluded that in view of the apparent fit between the companies, Phoenix and Apache should remain in contact for future possibilities.

     On August 1 and 2, 1995, the Board of Directors of Phoenix met in Washington, D.C. and discussed, among other matters, with its legal and financial advisors its existing short-term, medium-term and long-term business strategies as well as the alternative of a strategic merger. Petrie Parkman presented an analysis of the reference value ranges for Phoenix using various methodologies. As a result of these discussions and the presentation by Petrie Parkman, the Board of Directors of Phoenix concluded that Phoenix would continue to be an aggressive exploration and production company in Egypt. In addition, while Phoenix was not actively seeking to be acquired, Phoenix would be receptive to any strategic alternative which would be in the best interests of its stockholders. The Board of Directors also directed management of Phoenix to send Apache a letter acknowledging the conclusion of Apache's due diligence process. Such letter was sent to Apache on August 3, 1995.

     On August 29, 1995, Mr. Joseph A. Pardo, Chairman of the Board of Phoenix, and Mr. Lawrence met with representatives of an international oil and gas company ("Company One") to discuss oil and gas matters of mutual interest. At that meeting, the representatives of Company One and Phoenix discussed the possibility of Phoenix being acquired by another company. The representatives of Company One indicated that Company One was not then interested in making a proposal to acquire Phoenix, but was interested in being advised if another company made an offer to acquire Phoenix.

     On September 6, 1995, Petrie Parkman received an inquiry from a representative of a second international oil and gas company ("Company Two") regarding a possible transaction with Phoenix.

     On September 14, 1995, the Board of Directors of Phoenix met by telephone conference call and discussed, among other matters, the possibility of allowing Company Two to review Phoenix's confidential information. The Phoenix Board of Directors authorized Mr. Lawrence to negotiate and execute a confidentiality and standstill agreement with Company Two. On September 23, 1995, Phoenix and Company Two executed a confidentiality and standstill agreement. On September 25 and 26, 1995, representatives of Phoenix and Company Two met and Phoenix provided certain confidential information to Company Two.

     In late October 1995, a representative of Company Two telephoned Petrie Parkman and advised Petrie Parkman that Company Two would not make an offer to acquire Phoenix.

     On January 30, 1996, Merrill Lynch met with Mr. Plank and Mr. Farris in Houston to discuss possible structure and financing alternatives available in a possible business combination with Phoenix.

     On February 19, 1996, Merrill Lynch met with Mr. Plank and Mr. Farris in Houston to prepare a written expression of interest in exploring a possible business combination of Phoenix and Apache for delivery to Phoenix.

     On February 23, 1996, Mr. Farris sent the Board of Directors of Phoenix a letter in which he expressed his belief that a combination of Phoenix and Apache would benefit both stockholder groups and made a proposal to offer .70 shares of Apache Common Stock plus one warrant to purchase Apache Common Stock for each outstanding share of Phoenix Common Stock. Each warrant would be valid for five years and would have an exercise price of $40.625 per share of Apache Common Stock.

     On February 28 and 29, 1996, the Board of Directors of Phoenix together with Phoenix's financial and legal advisors met at Phoenix's offices in Oklahoma City at its regular meeting to discuss, among other matters, the proposal made by Apache. After discussion, the Board of Directors decided to meet on March 12, 1996 to continue their deliberations regarding the Apache proposal.


     On March 11 and 12, 1996, the Board of Directors of Phoenix together with Phoenix's financial and legal advisors met in New York City to continue their deliberations regarding the Apache proposal. The Board of Directors authorized Mr. Lawrence and Phoenix's financial and legal advisors to meet with representatives of Apache to discuss the value of the proposed Apache warrant and to enhance the overall value of the proposal to the Phoenix stockholders. The Board of Directors also authorized management of Phoenix to permit Apache to conclude its due diligence review of Phoenix.


     On March 15, 1996, Mr. Lawrence and Phoenix's financial and legal advisors met in Houston with Mr. Farris and other representatives of Apache to discuss the Apache proposal. On March 15 and 16, 1996, representatives of Phoenix met with representatives of Apache to review Phoenix's oil and gas prospect inventory.

     On March 18, 1996, Mr. Lawrence met in Houston with Mr. Farris to discuss the revised proposal of Apache to acquire Phoenix, which proposal was confirmed in a letter to the Board of Directors of Phoenix. The revised proposal provided that Apache would offer .75 shares of Apache Common Stock plus $4.00 in cash for each outstanding share of Phoenix Common Stock.


     On March 20, 1996, the Board of Directors of Phoenix together with its legal and financial advisors met via telephone conference call to consider Apache's revised proposal. After discussion, the officers of Phoenix were authorized to proceed with the negotiation of an agreement and plan of merger with Apache and to conduct due diligence regarding the business, operations and prospects of Apache. In addition, the Board of Directors authorized Mr. Francis
L. Durand, a director of Phoenix, to assist the management of Phoenix as a paid consultant in conducting the due diligence review of Apache.


     During the period from March 21, 1996 through March 26, 1996, representatives of Apache and Phoenix held due diligence meetings in Houston, Dallas and Oklahoma City covering engineering (reserves), financial, tax, accounting and litigation matters. During the period from March 22, 1996 through March 27, 1996, representatives of Apache and Phoenix negotiated in Houston the terms and provisions of an agreement and plan of merger.

     During February and March 1996, Mr. Plank kept the Board of Directors of Apache advised both orally and in writing of the status of the proposed transaction.

     On March 26 and 27, 1996, the Board of Directors of Apache met in Houston to consider the Merger, the Merger Agreement, and the issuance of Apache Common Stock as contemplated in the Merger Agreement. At the meeting, Apache's management and Merrill Lynch made detailed presentations to the Board of Directors regarding the results of Apache's due diligence and evaluation of Phoenix. After further discussions, the Apache Board of Directors determined that the Merger was in furtherance of the long-term business strategy of Apache and consistent with and in the best interests of Apache, and the directors present unanimously approved the Merger and the other transactions contemplated by the Merger Agreement.

     On March 27, 1996, the Board of Directors of Phoenix together with its legal and financial advisors met in New York City to consider the Merger Agreement. At this meeting, (i) Mr. Lawrence and Mr. Durand presented an in-depth review of the due diligence of Apache conducted by Phoenix, (ii) Petrie Parkman presented an in-depth analysis of the financial aspects of the transaction, including (a) a review of the potential merits of the strategic alliance between Phoenix and Apache, (b) the issues to be considered concerning the transaction, (c) the factors considered by Petrie Parkman in developing its opinion and (d) its opinion that the consideration to be received by the stockholders of Phoenix was fair to such stockholders from a financial point of view, and (iii) legal counsel presented a detailed discussion of the structure of the transaction. The Board of Directors of Phoenix unanimously approved the transaction and authorized the proper officers of Phoenix to complete the negotiations of the Merger Agreement and to execute the definitive Merger Agreement.

CERTAIN INFORMATION PROVIDED

     In connection with the discussions between Apache and Phoenix described above, Apache provided to Phoenix confidential information and internal analyses, including certain preliminary financial forecasts with respect to Apache's operating results, cash flows and financing activities, capitalization and capital expenditures, and the assumptions on which such preliminary financial forecasts were based. Such preliminary financial forecasts were developed by Apache for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Apache) and are not necessarily indicative of future results.

     In connection with the discussions between Apache and Phoenix described above, Phoenix provided to Apache confidential information and internal analyses, including certain internal operating budgets relating to 1995 and 1996, and the assumptions on which such budgets were based. Such budgets were prepared by Phoenix for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions (many of which are beyond the control of Phoenix) and are not necessarily indicative of future results.

APACHE'S REASONS FOR THE MERGER

     Apache management believes that the Merger would further Apache's transformation into an international exploration and production company with six North American core areas (the Gulf Coast, the Gulf of Mexico, the Anadarko Basin, the Permian Basin, East Texas, and the Western Sedimentary Basin of Canada), and two international core areas (Australia and Egypt).

     The Phoenix investment in the Western Desert of Egypt would provide Apache with increased exposure to an area with significant potential for reserve growth. The area is larger than the state of Oklahoma, but only approximately 450 exploratory wells have been drilled in the Western Desert as compared to approximately 40,000 exploratory wells in Oklahoma. Phoenix would provide Apache with an expanded Egyptian operational capacity with significant exploration potential in an area where proven commercial accumulations of oil and gas have been found. An emerging gas market may also provide additional opportunities in future years.


     As a result of the Merger, Apache would have interests in concessions of over 11.6 million gross acres in Egypt. The Merger would add the 2.4-million gross acre Khalda concession in which Phoenix owns a 40-percent interest, and an additional 50-percent interest in the 1.9-million gross acre Qarun concession, in which Apache presently owns a 25-percent interest. Oil production from the Qarun concession is expected to increase significantly upon completion of a central production facility and related 50-kilometer pipeline connection to an existing major crude oil pipeline. This project, scheduled for completion in late 1996, will boost nominal gross transport capacity from Qarun to 40,000 barrels per day.


     In considering the Merger and determining the Merger Consideration, Apache management considered the financial and operational impact of the Merger and made several conclusions based upon estimates and projections made by Apache and, in part, upon information furnished by Phoenix. These conclusions are discussed below.

     The Merger is expected to provide to Apache, following the completion and full operation of the Qarun facilities, in excess of 15,000 net barrels per day of oil production in 1997. Apache's total worldwide oil production in 1997 is expected to reach approximately 75,000 barrels per day.

     By early 1997, the Merger is expected to be additive to earnings per share and net cash provided by operating activities following the expected increases in gross oil production in Qarun from the current 6,500 barrels per day to 35,000 barrels (assuming full implementation of the Qarun production system on schedule). Apache estimates that net cash flow provided by operating activities of the Phoenix properties of approximately $70 million in 1997 should be obtained based on a realized price of $17 per barrel, and assuming successful implementation of a two-year capital expenditure program to develop reserves (which is subject to approval by the other parties to the concession agreements) at a cost attributable to Phoenix's interest estimated at approximately $125 million.

     Another of Apache's reasons for the Merger is the advantage provided by the cost-recovery mechanisms in the Qarun and Khalda concession agreements. Under the terms of each concession agreement, the non-governmental participants (including Phoenix and Apache) pay 100 percent of the capital and operating costs incurred in connection with operations under the agreements, and the production is split between EGPC and the private participants. Up to 40 percent of the oil and gas produced and sold under each respective concession agreement is available to the private participants to recover costs ("cost recovery" or "cost recovery petroleum") for operations incurred thereunder, and the remainder ("profit petroleum") is allocable among EGPC and the private participants. Cost recovery forms a single, unified pool for the recovery of costs incurred in exploration and development activities in a concession area, without differentiation between capital and operating costs, except that operating costs are recovered prior to the recovery of any capital costs. Capital costs (which include exploration, development and other equipment and facilities costs) are amortized for recovery over either four or five years, as applicable, while operating expenses are recoverable on a current basis. To the extent that costs eligible for recovery in any quarter exceed the amount of cost recovery petroleum produced and sold in that quarter, such costs are recoverable from cost recovery petroleum in future quarters with no limit in the ability to carry forward such costs. In the event the cost recovery pool exceeds the amounts reimbursable in any period, such excess would revert either in whole to EGPC (in the case of the

Qarun concession), or to EGPC and the other participants in accordance with their interests in the profit petroleum (in the case of the Khalda concession). Based on Apache's current estimates of proved and probable reserves attributable to Phoenix's interests, Apache expects to recover all amounts expended in connection with developing and producing such reserves and, in addition, expects to have available an additional $200 million of cost recovery for exploration and development activities on the Qarun and Khalda concessions over their expected terms.

     Apache estimates that net cash provided by operating activities from the combined Egyptian operations of Apache and Phoenix should be in the range of $100 million for 1997 assuming $17 per barrel oil prices and the estimated production levels described above.

     Assuming $396 million of Merger Consideration at $26 per share stock value for Apache Common Stock, Apache expects to allocate to the Phoenix acquisition approximately $29 million to working capital, $51 million to pipeline and facilities, $160 million to proved reserves, $58 million to probable reserves classified as unproved properties, and $99 million to international concession rights. See Notes to the "Apache Corporation and Subsidiaries Unaudited Pro Forma Consolidated Condensed Financial Statements" for a discussion of these allocations on a pro forma basis. After evaluation of updated production data in the Khalda concession and recent well data in the Qarun concession, Apache estimated 33.4 MMboe of proved reserves attributable to the Phoenix interests as of January 1, 1996. Apache estimated as of such date another 21.0 MMboe of probable reserves (including 10.0 MMboe of discovered, unbooked reserves awaiting construction of a natural gas pipeline and execution of natural gas sales contracts) and 32.0 MMboe of possible reserves (risk-adjusted by Apache) attributable to the Phoenix interests.

     Certain statements contained in this Proxy Statement/Prospectus, including the estimates and projections of Apache described above, are not based on historical facts, but are forward-looking statements. Numerous assumptions about future conditions were made in making such statements that may ultimately prove to be inaccurate. Actual events may materially differ from anticipated results described in such statements, and Apache's ability to achieve such results is subject to certain risks and uncertainties.

FACTORS AFFECTING FORWARD-LOOKING STATEMENTS


     The forward-looking statements regarding the Merger made above under the caption "-- Apache's Reasons for the Merger" and in Apache's Current Report on Form 8-K dated March 27, 1996, as amended, may be affected by many factors. Several key factors that have a direct bearing on Apache's ability to attain these estimates and projections or achieve expectations, some of which are beyond the control of Apache, are discussed below:


          (a) Proved reserve estimates included herein are based on Apache analysis of oil and gas reserves which meet the definition of "proved" under Commission rules. Other reserve categories have also been estimated by Apache. The estimates of future net cash flows and the value thereof are based upon assumptions of future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from these assumptions could result in the actual quantity of the reserves and future net cash flows therefrom being materially different from these estimates. Furthermore, such reserves may be subject to revisions based on production history, results of future exploration and development, prevailing oil and gas prices, operating and developmental costs, and other factors.

          (b) The initial oil and gas prices used in the estimates included herein are $17 per barrel of oil and $2.40 per MMBtu for gas without escalation. Prices for oil produced in the Egyptian concessions are based on oil sold on the world market and are subject to world oil price fluctuations. Gas prices are based upon 85 percent of a benchmark oil price and will be subject to fluctuations in such price. Fluctuations in oil prices will impact estimates that are dependent upon future production values, including cost recovery value and other revenue related matters. Actual future results will be affected by the factors described under "Risk Factors and Certain Considerations -- Effect of Volatile Production Prices."

          (c) The future cost recovery dollars included herein are based on estimated future production from proved and probable oil and gas reserves and assume the implementation of a two-year capital expenditure program of approximately $125 million attributable to Phoenix's interest in these concessions

     (which will require the approval of the other parties to the concession agreements). Substantially all of the proved and probable reserves except for those described in (d) below are associated with additional recoveries from existing wellbores or additional recovery from waterflood projects.

          (d) Approximately 10 MMboe of reserves are attributable to gas discoveries on the Khalda concession in the Western Desert of Egypt which, to be deemed "proved," require the construction and completion of gas pipelines presently in the planning stages and the negotiation and execution of a gas contract. Allocated value placed on these reserves assumes market availability through a planned natural gas pipeline projected for completion in 1999. Factors such as market availability and competition from alternative fuels may affect the timing of the pipeline project.

          (e) Estimates of 1997 production assume oil production levels from the Qarun concession in the Western Desert of Egypt at 35,000 barrels per day (gross). If unanticipated start-up problems occur with the Qarun production system, full production at projected rates could be delayed. Thus, 1997 estimates of production, net income and cash flow would be affected.

          (f) Forward-looking statements regarding Phoenix's operations and reserves are dependent upon the continued economic and political stability of Egypt and the surrounding region. Adverse developments in Egypt and future changes in Egyptian governmental regulations and policies could adversely affect Phoenix's results of operations. The Phoenix Egyptian concessions are subject to cancellation upon the occurrence of specific extraordinary events, including national emergency, unauthorized assignment of undivided interests in the concessions by the contracting subsidiaries, the bankruptcy of the contractor and intentional extraction of any mineral not authorized by the concession agreements. Phoenix's share of crude oil from its Egyptian concessions is currently being sold exclusively to EGPC. Although Phoenix believes that in the event of the loss of EGPC as a purchaser or adverse developments in the business practices of EGPC, production from Phoenix's Egyptian concessions could be sold at comparable prices on the international market, there can be no assurances concerning such sales.

PHOENIX'S REASONS FOR THE MERGER; RECOMMENDATION OF PHOENIX'S BOARD OF DIRECTORS

     By the unanimous vote of the Board of Directors of Phoenix at a meeting held on March 27, 1996, the Board of Directors determined the Merger to be fair to, and in the best interests of, Phoenix and its stockholders and approved the Merger and the Merger Agreement. As described above under "-- Background," the Phoenix Board of Directors' decision to approve the Merger and the Merger Agreement at its March 27th board meeting followed a number of meetings with Petrie Parkman regarding Phoenix's business, results of operations and prospects, Phoenix's and Apache's stock price performance, and the possible benefits that might exist to Phoenix's stockholders in consummating a merger with Apache.

     At its meeting held on March 27, 1996, the Phoenix Board of Directors received the presentation of management of Phoenix, Mr. Durand and Petrie Parkman with respect to Apache, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Apache; information provided by Apache management that was reviewed by Phoenix management regarding the reserves of Apache; information regarding the management of Apache; historical data relating to market prices and trading volumes of Apache Common Stock; and the possible effects of the Merger on Apache's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on Apache Common Stock.

     During the course of its deliberations, the Phoenix Board of Directors, with the assistance of management and its legal and financial advisors, considered a number of other factors, including the following:

             (i) The strategic and financial alternatives available to Phoenix, including postponing a sale or merger of Phoenix or remaining a separate company and pursuing its existing growth strategy;

             (ii) The Merger Consideration proposed by Apache and the implied premium over the then current market price of Phoenix Common Stock as compared to the premiums and valuations found in certain other transactions;

             (iii) The proposed terms and conditions of the proposed combination of Apache and Phoenix, including (a) the absence of significant restrictions on Phoenix's ability to consider unsolicited competing merger or acquisition proposals from third parties following the execution of the Merger Agreement and Phoenix's ability, subject to certain determinations regarding its fiduciary duties, to provide information to, and conduct negotiations with, such third parties, (b) the right of Phoenix to terminate the Merger Agreement upon receipt of an offer determined by the Phoenix Board of Directors in good faith to be higher than the per share consideration to be received in the Merger,
        (c) the right of Phoenix to terminate the Merger Agreement upon the occurrence of a material adverse change in Apache, (d) the Phoenix Board of Directors' ability, subject to certain determinations regarding the Phoenix Board's fiduciary duties, to withdraw or modify its recommendation to Phoenix's stockholders and (e) the amount and structure of the payment of expenses and termination fees;

             (iv) The strategic fit between Apache and Phoenix, including the match of Phoenix's established Egyptian operations with Apache's capital resources and aggressive acquisition and exploration strategy and the geographic diversity of Apache's oil and gas properties;

             (v) The likelihood that holders of Phoenix Common Stock would have greater liquidity in their holdings in Apache following the Merger;

             (vi) The due diligence investigations of Phoenix's management, Mr. Durand and Petrie Parkman and presentations of management and Mr. Durand regarding the growth of Apache's reserves through both acquisition and exploitation of acreage and reserves and its prospects for future growth;

             (vii) The historical performance and strategic objectives of Apache, as well as the risks involved in achieving those objectives in the oil and natural gas industry under current economic and market conditions;

             (viii) The preliminary pro forma financial position, results of operations and other financial information of the combined entity, including an analysis of the opportunities for cost savings and economies of scale;

             (ix) The structure of the Merger, which would permit the holders of Phoenix Common Stock to exchange all their shares for shares of Apache Common Stock in a transaction intended, in general, to be tax-free for federal income tax purposes, except with respect to cash to be received as partial consideration for their shares;

             (x)  The published reports of research analysts regarding Apache;
        and

             (xi) The presentations of Petrie Parkman delivered to the Phoenix Board of Directors at its meetings on August 2, 1995, March 12, 1996, March 20, 1996 and March 27, 1996, including the written opinion of Petrie Parkman delivered at the March 27, 1996 meeting to the effect that, as of March 27, 1996, the Merger Consideration is fair from a financial point of view to the holders of Phoenix Common Stock.


     Petrie Parkman has delivered a written opinion to the Phoenix Board of Directors, dated March 27, 1996, that, as of the date thereof, the Merger Consideration to be received pursuant to the Merger Agreement is fair from a financial point of view to the holders of Phoenix Common Stock. Petrie Parkman confirmed such opinion as of April 16, 1996. A copy of the written opinion of Petrie Parkman dated April 16, 1996 setting forth the assumptions made, matters considered and limitations on the review undertaken by Petrie Parkman in rendering their opinion is attached to this Proxy Statement/Prospectus as Appendix II (and is incorporated herein by reference), and stockholders of Phoenix are urged to read such opinion carefully in its entirely. See "-- Petrie Parkman Opinion to the Phoenix Board of Directors."


     The foregoing discussion of the information and factors considered and given weight by the Phoenix Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Phoenix Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Phoenix Board of Directors may have given different weights to different factors. For a discussion of the interests of Phoenix management and the Phoenix Board of Directors in the Merger, see "-- Interests of Certain Persons in the Merger."

     Based on the factors described above, the Phoenix Board of Directors unanimously declared the Merger fair to, and in the best interests of, the holders of Phoenix Common Stock. ACCORDINGLY, THE BOARD OF DIRECTORS OF PHOENIX UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF
PHOENIX COMMON STOCK THAT THE MERGER AND THE MERGER AGREEMENT BE APPROVED AND ADOPTED.

OPINION OF PETRIE PARKMAN AS PHOENIX'S FINANCIAL ADVISOR

     On July 14, 1995, the Phoenix Board of Directors engaged Petrie Parkman to act as financial advisor to render financial advisory and investment banking services. In connection with this engagement, the Phoenix Board of Directors instructed Petrie Parkman, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of Phoenix Common Stock of the Merger Consideration consisting of the right to receive (i) .75 shares of Apache Common Stock and (ii) $4.00 in cash in exchange for each outstanding share of Phoenix Common Stock, pursuant to the terms of the Merger Agreement.


     Petrie Parkman has delivered its written opinion dated March 27, 1996 to the Phoenix Board of Directors that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of Phoenix. Petrie Parkman confirmed, as of April 16, 1996, its opinion of March 27, 1996. In rendering such confirmation, Petrie Parkman performed procedures to update certain of its analyses made in connection with its March 27, 1996 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Petrie Parkman considered, among other things, Phoenix's and Apache's recent performance and recent market conditions and developments based on the foregoing.



     THE FULL TEXT OF THE OPINION OF PETRIE PARKMAN DATED APRIL 16, 1996, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX II TO THIS PROXY
STATEMENT/PROSPECTUS. STOCKHOLDERS OF PHOENIX AND APACHE ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND MATTERS CONSIDERED BY PETRIE PARKMAN.


     In connection with its opinion, Petrie Parkman, among other things (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available business and financial information relating to Phoenix and Apache, including the audited financial statements contained in the Annual Reports on Form 10-K for Phoenix and Apache as of December 31, 1995; (iii) reviewed the estimates of proved, probable, and possible oil and gas reserves of Phoenix as prepared by Netherland Sewell & Associates, Inc. for Phoenix as of January 1, 1996 (the "Reserve Report") and estimates of proved oil and gas reserves of Apache as prepared by Apache and audited by Ryder Scott Company as of January 1, 1996; (iv) reviewed certain other estimates of oil and gas reserves of Apache as of January 1, 1996 as prepared by its management and staff; (v) analyzed certain internal financial and operating forecasts and financial and operating data and budgets concerning Phoenix and Apache, all of which were prepared or provided by the management of Phoenix and Apache, as the case may be; (vi) discussed the current operations and prospects of Phoenix and Apache with the managements and operating staffs of Phoenix and Apache, as the case may be; (vii) discussed with the management and operating staff of Phoenix the expected operations and prospects of the combined company, giving pro forma effect to the Merger; (viii) reviewed the historical stock market prices of the shares of Apache Common Stock and Phoenix Common Stock; (ix) compared the financial terms of the Merger with the financial terms of certain other transactions which it deemed to be relevant; and (x) made such other analyses and examinations as it deemed necessary or appropriate.

     In rendering its opinion, Petrie Parkman relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by Petrie Parkman for the purposes of its opinion and assumed that the financial forecasts provided to Petrie Parkman have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of Phoenix and Apache as to the expected future financial performance of their respective companies individually and as combined in the Merger. In addition, Petrie Parkman has not made an independent evaluation or appraisal of the assets or liabilities of Phoenix or Apache or any of their respective subsidiaries nor, except for the Phoenix and Apache reserve reports referred to in its opinion, was Petrie Parkman furnished with any such evaluations or appraisals. Petrie Parkman's opinion relates only to the Merger Consideration to be received in connection with the Merger and does not constitute in any way whatsoever a recommendation to any holder of Phoenix Common Stock as to how such holder should vote at the Special Meeting.

     In rendering its opinion, Petrie Parkman conducted several analyses including (i) an analysis of the potential future financial performance of Phoenix ("Going Concern Analysis"); (ii) analyses of selected comparable industry transactions ("Comparable Transactions Analyses"); (iii) comparisons with selected publicly-traded comparable companies ("Common Stock Comparisons");
(iv) discounted cash flow analysis of Phoenix ("Discounted Cash Flow Analysis"); and (v) an analysis of the potential financial effects of the Merger ("Pro Forma Merger Analysis"). These analyses are described below and on the following pages. Based upon the reference value ranges resulting from the various analyses and subject to the assumptions and limitations set forth in its opinion, Petrie Parkman determined a composite range of asset reference values for Phoenix of $356 million to $440 million. Based on Phoenix's long-term debt balance at December 31, 1995 and considering the number of fully-diluted shares of Phoenix Common Stock outstanding, Petrie Parkman arrived at a composite equity reference value range per share of Phoenix Common Stock on a fully-diluted basis of $21.00 to $26.00.

     Going Concern Analysis. Using this method, Petrie Parkman projected cash flows for Phoenix for the six-year period 1996 through 2001 using four oil and gas pricing scenarios and three exploration cases. The four oil pricing scenarios used by Petrie Parkman were based on benchmarks for posted prices for West Texas Intermediate ("WTI") equivalent crude oil and adjusted to Dated Brent crude oil, which is the benchmark upon which Phoenix's crude oil is priced ("Flat Pricing Case," "Pricing Case I," "Pricing Case II," "Pricing Case III"). For the Flat Pricing Case and Pricing Cases I, II, and III, WTI benchmark oil prices were projected to be $17.50, $16.00, $17.50, and $19.00 per barrel, respectively, for 1996 and to escalate annually thereafter at the rates of 0.0%, 4.0%, 5.0%, and 6.0%, respectively. Future oil prices in each pricing case were limited to $50.00 per barrel. Gas prices for Phoenix were based on existing or projected gas marketing contracts which relate the gas price to oil prices. Future projections of gas prices were therefore tied to the oil price cases with appropriate adjustments for heating content. Cash flow projections were prepared utilizing certain information and projections prepared or provided by Phoenix management as well as numerous assumptions. The Going Concern Analysis utilized three exploration cases where gross reserve additions (to the 100% interest) from future oil and gas discoveries were assumed to be zero ("Exploration Case I"), 75 million equivalent barrels of oil ("Exploration Case II"), and 150 million equivalent barrels of oil ("Exploration Case III"). A finding cost, based on Phoenix's historical finding cost, of $1.50 per barrel of oil equivalent using a six Mcf of gas to one barrel of oil conversion ratio ("BOE6") was used in each case. The three exploratory cases differed in the amount and timing of capital expended and reserves discovered over the six-year period. Other factors in the analysis included a terminal multiple of 6.0x projected 2001 discretionary cash flow and utilization of Phoenix's existing tax position.

     This methodology yielded, with 12.5% to 15.0% discount rates, ranges of equity reference values per share of Phoenix Common Stock, on a fully-diluted basis, for Exploration Case I of $12.44 to $13.95 using the Flat Pricing Case, $13.08 to $14.67 using Pricing Case I, $14.92 to $16.75 using Pricing Case II, and $16.87 to $18.94 using Pricing Case III; for Exploration Case II of $15.42 to $17.32 using the Flat Pricing Case, $16.33 to $18.35 using Pricing Case I, $18.67 to $20.98 using Pricing Case II, and $21.14 to $23.76 using Pricing Case III; and for Exploration Case III of $19.29 to $21.68 using the Flat Pricing Case, $20.49 to $23.04 using Pricing Case I, $23.29 to $26.19 using Pricing Case II, and $26.26 to $29.55 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined composite equity reference value ranges per share of Phoenix Common Stock on a fully-diluted basis using this method of $14.81 to $16.71 for Exploration Case I, $18.61 to $21.47 for Exploration Case II, and $23.37 to $26.22 for Exploration Case III. Lower discount rates generally increased the above listed per share values by approximately one dollar per share per 100 basis point (1%) reduction in discount rate.

     Comparable Transactions Analyses. In its Comparable Transaction Analyses, Petrie Parkman analyzed: (i) transactions involving the purchase of oil and gas assets and (ii) oil and gas company acquisition transactions and offers for control. Petrie Parkman reviewed certain publicly-available information on 26 international oil and gas asset acquisition transactions which took place between January 1994 and January 1996. Using publicly-available information, Petrie Parkman calculated purchase price multiples of reported equivalent proved reserves for the acquired assets in each transaction. Of the 26 asset transactions analyzed, nine of these transactions were considered appropriate for an analysis of Phoenix and therefore were utilized in developing comparable transaction parameters. For these nine transactions, the highest, average, and lowest multiples of equivalent proved reserves were $5.57, $3.86, and $1.81 per BOE6, respectively, and $5.60, $3.92, and $1.80 per barrel of oil equivalent, respectively, using a ten Mcf of gas to one barrel of oil conversion ratio ("BOE10"). Petrie Parkman determined that, with respect to Phoenix, the appropriate benchmarks for equivalent proved reserves were in the ranges of $4.00 to $5.00 per BOE6 and $4.00 to $5.00 per BOE10. These benchmarks were applied by Petrie Parkman to Phoenix's corresponding equivalent proved reserve figures based on the Reserve Report to yield asset reference value ranges for Phoenix's reserves. After considering adjustments for Phoenix's non-reserve assets and December 31, 1995 balance sheet adjustments (which included net working capital and other liabilities), Petrie Parkman determined from the asset reference value ranges implied by these multiples a composite equity reference value range per share of Phoenix Common Stock on a fully-diluted basis using this method of $10.00 to $11.78.

     In addition, Petrie Parkman reviewed certain publicly-available information on 29 company acquisition transactions and offers for control in the oil and gas exploration and production industry which took place between June 1994 and February 1996. Of the 29 transactions analyzed, ten of these transactions were considered appropriate for an analysis of Phoenix and therefore were utilized in developing comparable transaction parameters. The ten transactions considered included (listed by acquiring company/target company): United Meridian Corp./General Atlantic Resources, Inc.; Canadian 88 Energy Corp./Texaco Canada Petroleum Company; Apache Corp./DEKALB Energy Company; YPF S.A./Maxus Energy Corp.; Barrett Resources Corp./Plains Petroleum Company; Hugoton Energy Corp./Consolidated Oil & Gas, Inc.; Enron Capital & Trade Resources Corp./Coda Energy, Inc.; Statoil/Aran Energy Plc; Tom Brown, Inc./K N Production Company; and HS Resources, Inc./Tide West Oil Company. Using publicly-available information, Petrie Parkman calculated total investment (purchase price plus obligations assumed) multiples of gross pretax cash flow for the target company in each transaction. For these ten transactions, the highest, average, and lowest total investment multiples of gross pretax cash flow were 12.1x, 9.0x, and 6.4x, respectively. Petrie Parkman also calculated purchase price multiples of discretionary cash flow and implied purchase price of reserves (purchase price plus obligations assumed less estimated values of non-reserve assets) ("IPPR") multiples of the standardized measure of discounted future net cash flows ("SEC Value") and equivalent proved reserves for the target company in each transaction. The highest, average, and lowest purchase price multiples of discretionary cash flow were 12.4x, 9.2x, and 6.3x, respectively. The highest, average, and lowest IPPR multiples of SEC Value were 2.0x, 1.7x, and 1.3x, respectively. The highest, average, and lowest IPPR multiples of equivalent proved reserves were $8.60, $5.40, and $2.91 per BOE6, respectively, and $11.70, $6.84, and $3.30 per BOE10, respectively. Petrie Parkman determined that, with respect to Phoenix, the appropriate benchmark multiples for gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves were in the ranges of 7.0 to 10.0x, 7.0 to 11.0x, 1.4 to 1.9x, $5.00 to $6.00 per BOE6,
and $6.00 to $7.50 per BOE10, respectively. These benchmark multiples were applied by Petrie Parkman to Phoenix's gross pretax cash flow, discretionary cash flow, SEC Value, and equivalent proved reserves.

     For the period between June 1994 and February 1996, Petrie Parkman reviewed 28 offers for control in which the target companies were publicly traded. Of the 28 offers for control, nine offers for control were considered appropriate for an analysis of Phoenix and therefore were utilized in developing offers for control parameters. These nine offers for control considered included (listed by company offering control/target company): United Meridian Corp./General Atlantic Resources, Inc.; Norcen Energy Resources Ltd./North Canadian Oils Ltd.; Canadian 88 Energy Corp./Texaco Canada Petroleum Company; Premier Consolidated Oilfields Plc/Pict Petroleum Plc; Apache Corp./DEKALB Energy Company; YPF S.A./Maxus Energy Corp.; Barrett Resources Corp./Plains Petroleum Company; Talisman Energy, Inc./Goal Petroleum Plc; and HS Resources, Inc./Tide West Oil Company. For these offers for control, Petrie Parkman performed a premium analysis which compared the offer price per target share with the target's share price for the periods of one day, 30 days, and 60 days prior to announcement of the offer. The highest, average, and lowest premiums (excess of offer price over target price stated as a percentage above the target price) for each of these three periods were 46.7%, 22.9%, and -7.8% for one day prior, respectively, 47.7%, 30.5%, and 13.8% for

30 days prior, respectively, and 63.0%, 29.8%, and 14.8% for 60 days prior, respectively. Petrie Parkman determined that, with respect to Phoenix, the appropriate benchmarks for premium to target price one day prior, 30 days prior, and 60 days prior were in the ranges of 20% to 40%, 25% to 45%, and 20% to 40%, respectively. These premium benchmarks were applied by Petrie Parkman to the corresponding stock price of Phoenix.

     Petrie Parkman determined from the asset reference value ranges implied by these public transaction parameters a composite equity reference value range per share of Phoenix Common Stock on a fully-diluted basis using this method of $16.80 to $23.59.

     Common Stock Comparison. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow, operating cash flow, and SEC Value) and of equivalent proved reserves and market capitalization multiples of certain historical financial criteria (such as discretionary cash flow) for a universe of 33 publicly-traded U.S. based independent oil and gas companies with adjusted capitalizations between $100 million and $750 million. The adjusted capitalization of each company was obtained by adding debt to the sum of the market value of its common equity, the market value of its preferred stock (if publicly-traded or liquidation or book value if not), and the book value of its minority interest in other companies and subtracting its cash balance.

     Six of these companies -- Barrett Resources Corporation, Cairn Energy USA, Inc., Chesapeake Energy Corporation, Global Natural Resources, Inc., Texas Meridian Resources Corporation, and Tom Brown, Inc. -- which in Petrie Parkman's judgment were appropriate to an evaluation of Phoenix in the context of it being an active exploration company, were examined in greater detail. For these six companies, the highest, average, and lowest adjusted capitalization multiples of gross pretax cash flow were 30.4x, 20.4x, and 10.5x, respectively. The highest, average, and lowest adjusted capitalization multiples of operating cash flow were 21.4x, 15.4x, and 8.7x, respectively. The highest, average, and lowest adjusted capitalization multiples of SEC Value were 5.1x, 3.4x, and 2.2x, respectively. The highest, average, and lowest adjusted capitalization multiples of equivalent proved reserves were $37.79, $16.76, and $7.15 per BOE6, respectively, and $56.25, $24.80, and $9.40, per BOE10, respectively. The highest, average, and lowest market capitalization multiples of discretionary cash flow were 29.0x, 20.1x, and 11.5x, respectively. Petrie Parkman determined that, with respect to Phoenix, the appropriate benchmark for adjusted capitalization multiples for gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 13.0 to 25.0x, 12.0 to 20.0x, 2.5 to 3.0x, $7.50 to $15.00 per BOE6, and $11.00 to $20.00 per BOE10,
respectively, and that the appropriate benchmark market capitalization multiples for discretionary cash flow were in the range of 15.0 to 25.0x. These benchmark multiples were applied by Petrie Parkman to Phoenix's gross pretax cash flow, operating cash flow, SEC Value, equivalent proved reserves, and discretionary cash flow. From the asset reference value ranges implied by these multiples, Petrie Parkman determined a composite equity reference value range per share of Phoenix Common Stock on a fully diluted basis using this method of $18.27 to $24.18.

     Discounted Cash Flow Analysis. Using this method, Petrie Parkman calculated estimates of future after-tax cash flows for the reserve assets based on the Reserve Report and certain prospect information provided by Phoenix and for the non-reserve assets utilizing information and projections provided by Phoenix. In the analysis of the reserve assets, four oil and gas pricing scenarios were utilized as described previously. All Discounted Cash Flow Analyses were based on the four oil and gas pricing cases. Operating and capital costs were taken from the Reserve Report and escalated at 4.0% per year. Other factors involved in this analysis included the use of after-tax discount rates ranging from 10.0% to 25.0%, Phoenix's existing tax position, certain other assumptions regarding drilling success, and the evaluation of certain other assets of Phoenix. This methodology resulted in ranges of equity reference values per share of Phoenix Common Stock on a fully-diluted basis of $12.09 to $13.99 for the Flat Pricing Case, $13.11 to $15.37 for Pricing Case I, $15.21 to $17.84 for Pricing Case II, and $17.37 to $20.39 for Pricing Case III.

     Pro Forma Merger Analysis. Petrie Parkman analyzed certain pro forma financial effects from the Merger projected for the periods 1996 through 2001 after considering the aforementioned information. In connection with such analysis, Petrie Parkman reviewed the estimates and projections prepared or provided by the managements of Phoenix and Apache, discussed the current operations and prospects of Phoenix and Apache with the managements and operating staffs of Phoenix and Apache, as the case may be, and discussed with the management and operating staff of Phoenix the expected operations and prospects of the combined company, giving pro forma effect to the Merger, but relied only to a limited degree on these estimates and projections in conducting its pro forma merger analysis. This analysis indicated that at oil prices above $16.00 per barrel, the contemplated transaction would, for the period 1996 through 2001, be anti-dilutive to Apache's earnings per share. Petrie Parkman concluded that, based on this analysis, the contemplated transaction would not result in higher financial leverage for the pro forma combined company.

     The description set forth above constitutes a summary of the material analyses and assumptions employed by Petrie Parkman in rendering its opinion to the Phoenix Board of Directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process, judgmental in nature, and not necessarily susceptible to partial analysis or summary description. In its analyses, Petrie Parkman made numerous assumptions with respect to industry performance, capital market conditions, general business, political, and economic conditions, and other matters, many of which are beyond the control of Phoenix and Apache. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. The analyses were prepared solely for the purpose of Petrie Parkman's providing its opinion to the Phoenix Board of Directors as to the fairness of the Merger Consideration to the Phoenix stockholders. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. Because such estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, no assurances can be given that such estimates will prove to be accurate.

     As described above, Petrie Parkman's opinion, which was presented to the Phoenix Board of Directors, was one of many factors taken into consideration by the Phoenix Board of Directors in making its determination to approve and recommend the transaction contemplated in the Merger Agreement.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Phoenix selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     Pursuant to the terms of the engagement letter dated July 14, 1995, Phoenix has paid Petrie Parkman an advisory fee of $95,000 and an additional $195,000 in connection with rendering its opinion. In addition, Phoenix has agreed to pay Petrie Parkman a transaction fee related to the Merger. Such transaction fee is expected to be approximately $3.5 million and is contingent upon and payable following consummation of a merger with Apache. Whether or not the Merger is consummated, Phoenix has also agreed to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. Petrie Parkman has, in the past, performed certain other investment banking services for Phoenix and Apache.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Phoenix's Board of Directors with respect to the Merger, Phoenix's stockholders should be aware that all of the directors and executive officers of Phoenix have certain interests including those referred to below.

     Stock Ownership. Pursuant to the Merger Agreement, shares of Phoenix Common Stock held by executive officers and directors of Phoenix will be converted into the same Merger Consideration as will be received by the other shareholders of Phoenix.

     Nonemployee Director Compensation Plan. Pursuant to the Nonemployee Director Compensation Plan ("Director Compensation Plan"), each nonemployee director of Phoenix will be entitled to receive 1,500 shares of Phoenix Common Stock for each year that individual served as a director during the period commencing May 11, 1993 and ending upon such director's termination as a director of Phoenix or, in the case of a change of control, ending on the expiration of the director's full term (which for all current directors of Phoenix is May 1998). Since the Merger will constitute a change of control pursuant to the Director Compensation Plan, the five nonemployee directors of Phoenix will receive an aggregate of 37,057 shares of Phoenix Common Stock immediately prior to the Effective Time.


     Stock Option Plans. Under the Merger Agreement, Apache and Phoenix have each agreed to take action as of the Effective Time to permit Apache to assume each of the then outstanding options to purchase Phoenix Common Stock granted under the 1990 Employee Stock Option Plan and the 1990 Nonemployee Director Stock Option Plan. See "Certain Terms of the Merger -- Treatment of Phoenix Options." Pursuant to such assumption, Apache will substitute shares of Apache Common Stock and cash for the shares of Phoenix Common Stock purchasable under each such assumed option ("Assumed Option"). Each Assumed Option shall have the same terms and conditions as the Phoenix stock option being assumed, except that all Assumed Options will be fully exercisable. The number of shares of Apache Common Stock purchasable and cash receivable upon exercise of an Assumed Option shall be equal to the Merger Consideration subject to adjustments in Apache Common Stock effected following the Merger in accordance with the terms of the Assumed Options. Options outstanding (all of which will become fully exercisable as of the Effective Time) held by directors and executive officers of Phoenix and the weighted average exercise price per share of such options are as follows:

                                                                                    WEIGHTED
                                                                                    AVERAGE
                                                                    OPTIONS         EXERCISE
                                NAME                                OUTSTANDING     PRICE
    -------------------------------------------------------------   -------         ------
    Mark W. Anschutz.............................................   185,000         $ 8.34
    John E. Bruno................................................   155,000           9.65
    Inmann T. Dabney, Jr.........................................   155,000           9.65
    Galal P. Doss................................................    12,000           8.90
    Francis L. Durand............................................    12,000          10.08
    George D. Lawrence Jr........................................   325,000           9.27
    Lawrence M. Miller...........................................    14,000           6.50
    Michael C. Nemec.............................................   155,000          11.89
    Joseph A. Pardo..............................................    12,000           8.90
    Cheryl A. Rich...............................................   155,000           9.65
    Rex A. Sebastian.............................................    16,000           6.13

     Employment Contracts. Each executive officer of Phoenix has an employment contract with Phoenix, which contains a change of control provision that will entitle the officers, other than the Chief Executive Officer, to receive immediately prior to the Effective Time 18 months' salary, or an aggregate of approximately $1,250,000. The Chief Executive Officer will be entitled to receive immediately prior to the Effective Time two years' salary pursuant to the change of control provisions contained in his employment contract, or approximately $575,000. In addition, Apache may offer consulting or employment agreements, commencing as of the Effective Time, to certain key employees of Phoenix.

     Incentive Compensation Plans. Under Phoenix's Deferred Incentive Compensation Plan ("Deferred Plan"), each executive officer of Phoenix is eligible to receive cash bonuses calculated as a function of increases in the quoted price per share of Phoenix's Common Stock over specified periods. Payment of bonuses is generally deferred for two years and conditional on the employee continuing in the employment of Phoenix. The Deferred Plan includes a change of control provision which will entitle the executive officers of Phoenix to receive in the aggregate approximately $1,300,000 immediately prior to the Effective Time.

     Under Phoenix's Annual Incentive Plan ("Annual Plan"), the executive officers of Phoenix are eligible, in the aggregate, to receive annually cash bonuses of up to 50 percent of their base salaries. The actual amount of such bonuses is a function of corporate earnings and hydrocarbon reserve levels. The Annual Plan includes a change of control provision which will entitle the executive officers to receive in the aggregate a total of approximately $300,000 immediately prior to the Effective Time of the Merger.

     Life Insurance. Phoenix provides each executive officer with whole life insurance with split premium in the amount of $500,000. Upon cancellation of these whole life insurance policies, Apache has agreed to provide each executive officer of Phoenix with a paid-up life insurance policy in the face amount of $100,000.

     Certain Additional Agreements. Prior to the Effective Time, the Board of Directors of Apache will take all necessary action to designate a present director of Phoenix, in Apache's sole discretion, to serve as an additional director of Apache commencing at the Effective Time, provided that such designee shall consent to such appointment.

     The Merger Agreement provides that from and after the Effective Time, Apache will indemnify, defend and hold harmless all past and present officers and directors of Phoenix and of its Subsidiaries to the fullest extent permitted under applicable law for any matter existing or occurring at or prior to the Effective Time. To the fullest extent permitted by applicable law, Apache will pay all litigation fees and expenses incurred by such officers and directors in connection with defending any action arising out of such matters.

     The directors and executive officers of Phoenix have signed an agreement obligating each of them to vote all shares of Phoenix Common Stock that they hold on the Record Date in favor of the Merger in accordance with the recommendation of the Board of Directors of Phoenix.

CERTAIN UNITED STATES INCOME TAX CONSEQUENCES

     The following is a general summary of the material United States federal income tax consequences of the Merger to the holders of Phoenix Common Stock and Phoenix Options and is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all United States federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets.

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Phoenix Common Stock or Phoenix Options. Holders of Phoenix Common Stock and Phoenix Options are advised and expected to consult with their own legal and tax advisers regarding the United States federal income tax consequences of the Merger in light of their particular circumstances, and any other consequences to them of the Merger under state, local and foreign tax laws.

     Exchange of Phoenix Common Stock Pursuant to the Merger. As a condition to the consummation of the Merger, Phoenix will receive an opinion effective as of the Closing Date and based on factual representations by Phoenix and Apache, from Andrews & Kurth L.L.P., special tax counsel to Apache, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Phoenix, Merger Sub and Apache will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by a stockholder of Phoenix as a result of the Merger with respect to the shares of Phoenix Common Stock converted into Apache Common Stock, except to the extent of the Cash Consideration and cash received in lieu of fractional shares.

     An opinion of counsel is not binding on the Internal Revenue Service or on the courts. Therefore, there can be no assurance that the Merger will constitute a tax-free reorganization or that any of the favorable tax treatments pursuant to a tax-free reorganization will be available to Phoenix stockholders. Because of the complexity of the tax laws and because the tax consequences to any particular stockholder may be affected by matters not discussed herein, each Phoenix stockholder is advised to consult its own tax advisor concerning the applicable federal, state and local income tax consequences of the Merger.

     Assuming qualification as a tax-free reorganization under the Code, (i) no gain or loss will be recognized by Phoenix, Apache or Merger Sub as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Phoenix who are United States persons within the meaning of the Code (a "U.S. Stockholder") upon the conversion of their Phoenix Common Stock into shares of Apache Common Stock pursuant to the Merger, except with respect to the Cash Consideration and cash, if any, received in lieu of fractional shares of Apache Common Stock or upon exercise of dissenters' rights of appraisal, (iii) the aggregate basis of the shares of Apache Common Stock received by a U.S. Stockholder in exchange for shares of Phoenix Common Stock pursuant to the Merger (including fractional shares of Apache Common Stock for which cash is received) will be the same as the aggregate federal income tax basis for such shares of Phoenix Common Stock at the Effective Time of the Merger, decreased by any tax basis allocable to shares with respect to which dissenters' rights of appraisal were exercised for which cash is received and (iv) the holding period for shares of Apache Common Stock received by a U.S. Stockholder in exchange for shares of Phoenix Common Stock pursuant to the Merger will include the holding period of such shares of Phoenix Common Stock, provided such shares of Phoenix Common Stock were held as capital assets by the holder at the Effective Time.

     To the extent a U.S. Stockholder receives Cash Consideration or cash in lieu of a fractional share of Apache Common Stock, such U.S. Stockholder will recognize gain or loss equal to the difference, if any, between such holder's basis in the share or fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if the Phoenix Common Stock is held by such holders as a capital asset at the Effective Time.

     The tax opinion discussed above is subject to certain assumptions and based on certain representations of Apache and Phoenix and certain representations and agreements of certain stockholders of Phoenix. One of the requirements for a tax-free reorganization is that stockholders of Phoenix retain a significant continuing equity interest in Apache after the Merger. In that regard, the tax opinion assumes that, as of the Effective Time of the Merger, there will be no plan or intention on the part of the stockholders of Phoenix to sell, exchange or otherwise dispose of a number of shares of Apache Common Stock received in the Merger that would reduce the Phoenix stockholders' ownership of Apache Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding shares of Phoenix Common Stock as of the same date. For purposes of this assumption, shares of Phoenix Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Apache Common Stock will be treated as outstanding Phoenix Common Stock on the date of the Merger. Moreover, shares of Phoenix Common Stock and Apache Common Stock held by holders of Phoenix Common Stock and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will also be considered for purposes of this assumption. To the best knowledge of the management of Phoenix, such assumption is correct. However, if a significant portion of the Apache Common Stock received by Phoenix stockholders in the Merger is sold shortly after the Merger, the Merger could be treated as a taxable transaction in which all stockholders of Phoenix (including stockholders who did not sell their Apache Common Stock) would recognize gain or loss equal to the difference between the fair market value of the Apache Common Stock received and the basis of the Phoenix Common Stock surrendered in the Merger.

     A holder of Phoenix Common Stock who seeks appraisal rights as described below under "-- Appraisal Rights of Dissenting Phoenix Stockholders" should, in general, treat the difference between the tax basis of the Phoenix Common Stock held by such holder with respect to which such rights are exercised and the amount received through the exercise of such rights as capital gain or loss although, depending on the holder's particular circumstances, the amount received through the exercise of such rights might be treated for U.S. federal income tax purposes as dividend income.

     Dividends and other distributions paid with respect to the shares of Apache Common Stock issued upon exchange of the Phoenix Common Stock, as described below under "Certain Terms of the Merger Agreement -- Consideration to be Paid in the Merger and Conversion of Shares," will generally be taxable as dividend income to the extent of Apache's current and accumulated earnings and profits.

     A holder of Phoenix Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "Non-U.S. Stockholder") generally will not be subject to United States federal income tax (by withholding or otherwise) on the receipt of Apache Common Stock, cash in lieu of a fractional share of Apache Common Stock or on the receipt of cash pursuant to the exercise of dissenter's rights of appraisal, as described above. However, a Non-U.S. Stockholder that holds shares of Phoenix Common Stock will generally be subject to United States federal income tax on the receipt of Cash Consideration, cash in lieu of fractional shares or on the receipt of cash as the result of the exercise of dissenter's rights of appraisal if (i) the resulting income or gain is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, (ii) the Non-U.S. Stockholder is a non-resident alien individual who holds the Phoenix Common Stock as a capital asset, and such individual is present in the United States for 183 days or more in the taxable year of the Merger and either has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained in the United States or (iii) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of United States federal tax law applicable to certain United States expatriates. Different rules may apply to any amounts treated as dividend income under the rules referred to above.

     Although uncertain, Phoenix believes that, at the Effective Time of the Merger, Phoenix may be a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act ("FIRPTA"). If Phoenix is a "United States real property holding corporation" at the Effective Time, under certain circumstances, a Non-U.S. Stockholder may be subject to United States federal income and withholding tax under FIRPTA if such Non-U.S. Stockholder has held, directly or indirectly (i) more than five percent of the Phoenix Common Stock at any time during the five-year period ending on the Effective Date or
(ii) Phoenix Common Stock that, on the date it was acquired, had a fair market value (when combined with the fair market value at that time of Phoenix Common Stock previously acquired and continued to be owned) of more than five percent of the value at that time of all outstanding Phoenix Common Stock. Non-U.S. Stockholders are advised and expected to consult with their own tax advisers regarding the United States federal income tax consequences of the Merger in light of their own personal circumstances.

     Apache will be immediately following and after taking into account the Merger, and Apache believes that Apache thereafter will continue to be, a "United States real property holding corporation" under FIRPTA. As a result, if a Non-U.S. Stockholder subsequently sells, exchanges or otherwise disposes of shares of Apache Common Stock received in the Merger and such Non-U.S. Stockholder held, directly or indirectly at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held), more than five percent of the outstanding Apache Common Stock, such Non-U.S. Stockholder will generally be subject to United States federal income tax under FIRPTA on any gain realized by such Non-U.S. Stockholder on such sale, exchange or other disposition (unless an applicable exception under FIRPTA applies).

     Dividends on Apache Common Stock paid to a Non-U.S. Stockholder will generally be subject to a United States withholding tax.

     Assumption of Phoenix Options Pursuant to the Merger. Holders of Phoenix Options who elect to exercise the Phoenix Options assumed by Apache will generally recognize ordinary compensation income as a result of the receipt of the Apache Common Stock and cash upon exercise of such options. The amount treated as compensation income will equal the fair market value of the Apache Common Stock at the time of receipt plus the amount of cash received, less the exercise price. Such a holder of a Phoenix Option will have a tax basis in the Apache Common Stock received in exchange for the Phoenix Option equal to the fair market value of the Apache Common Stock at the time of receipt.

     Amounts described above as being treated as compensation income upon the exercise of an assumed Phoenix Option will be subject to tax at rates applicable to ordinary income and will be subject to tax under the Federal Insurance Contribution Act (i.e., FICA tax), (subject to certain limitations in the case of the old-age, survivors and disability insurance portion of the FICA tax). The number of shares of Apache Common Stock otherwise issuable to a holder of a Phoenix Option assumed by Apache, which is exercised, and the amount of cash to be received as a result of such exercise, may be reduced by an amount of cash or by a number of shares of Apache Common Stock having a total fair market value equal to the foregoing taxes and any other amounts required by law to be withheld.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of Phoenix by Apache. For presentation of certain anticipated effects of the accounting treatment on the consolidated financial position and results of operations of Apache after giving effect to the Merger, see "Unaudited Pro Forma Consolidated Condensed Financial Statements."

GOVERNMENTAL AND REGULATORY APPROVALS


     Consummation of the Merger is conditioned upon the existence of an applicable exemption from the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the expiration or termination of the waiting period under the HSR Act. Apache has requested that the Federal Trade Commission ("FTC") confirm Apache's interpretation that the Merger is exempt from the provisions of the HSR Act under a recently promulgated regulation. If such confirmation is not obtained, Apache and Phoenix intend to file notification reports with the Department of Justice and the FTC, and the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied.



     At any time before or after the Effective Time, the Department of Justice and FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Apache to divest itself, in whole or in part, of Phoenix or of other businesses conducted by Apache. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Apache and Phoenix will prevail.



     Apache and Phoenix are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.


RESTRICTIONS ON RESALES BY AFFILIATES

     The issuance of the shares of Apache Common Stock to be received by Phoenix stockholders in connection with the Merger, have been registered under the Securities Act. Except as set forth in this paragraph, such shares of Apache Common Stock may be traded without restriction under the Securities Act. The shares of Apache Common Stock to be issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Phoenix prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of any such person who becomes an affiliate of Apache, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The principal limitation imposed by Rule 145 is that an affiliate of Phoenix may not (together with other persons whose sales are aggregated under Rule 145) sell during any three-month period a number of shares of Apache Common Stock exceeding the greater of (i) one percent of the total number of outstanding shares of Apache Common Stock or (ii) the average weekly trading volume of Apache Common Stock for a specified four-week period.

APPRAISAL RIGHTS OF DISSENTING PHOENIX STOCKHOLDERS

     Any person who is a holder of record of shares of Phoenix Common Stock and who objects to the terms of the Merger may seek appraisal of the "fair value" of such holder's Phoenix Common Stock under and in compliance with the requirements of Section 262 of the DGCL (the Phoenix Common Stock as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares").
Section 262 provides a procedure by which persons who are holders of Phoenix Common Stock at the Effective Time of the Merger may seek an appraisal of part of or all their Phoenix Common Stock in lieu of accepting shares of Apache Common Stock in exchange therefor as described above under "-- General Description of the Merger." In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Dissenting Shares. Holders of Phoenix Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, .75 shares of Apache Common Stock and $4.00 in cash per share of Phoenix Common Stock. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Appendix III and is incorporated herein by reference.

     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE PHOENIX COMMON STOCKHOLDER UNDER SUCH SECTION. IN THAT CASE, EACH SHARE OF PHOENIX COMMON STOCK OWNED BY SUCH STOCKHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE .75 SHARES OF APACHE COMMON STOCK AND $4.00 IN CASH, WITHOUT INTEREST, PURSUANT TO THE MERGER AGREEMENT.

     Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of
Section 262. This Proxy Statement/Prospectus constitutes such notice to the holders of Phoenix Common Stock. Stockholders wishing to exercise appraisal rights are urged to review carefully the complete text of Section 262.

     A holder of Phoenix Common Stock electing to exercise appraisal rights under Section 262 must (a) deliver to Phoenix, before the taking of the vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the Dissenting Shares and
(b) not vote in favor of adoption of the Merger Agreement. A proxy or vote against approval and adoption of the Merger Agreement does not constitute such a demand. In addition, mere failure, after the completion of the Merger, to execute and return a letter of transmittal to the Exchange Agent does not constitute a demand. A holder of Phoenix Common Stock electing to demand appraisal must do so before the taking of the vote on the Merger Agreement by a separate written demand that reasonably informs Phoenix of the identity of the holder of Phoenix Common Stock of record and of such holder's intention thereby to demand the appraisal of such holder's Phoenix Common Stock. Written demands for appraisal should be directed to The Phoenix Resource Companies, Inc., 6525
N. Meridian Avenue, Oklahoma City, Oklahoma, 73116-1491, Attention: Patricia J. Murano, Secretary.

     Only the holder of record of Phoenix Common Stock is entitled to assert appraisal rights for the Phoenix Common Stock registered in that holder's name. The holder of Phoenix Common Stock asserting appraisal rights must hold Phoenix Common Stock of record on the date of making the demand and continuously through the Effective Time. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder who holds Phoenix Common Stock as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the Phoenix Common Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Phoenix Common Stock covered by it. Where no number of shares of Phoenix Common Stock is expressly mentioned, the demand will be presumed to cover all Phoenix Common Stock held in the name of the record holder.

     Within ten days after the Effective Time, the Surviving Corporation, will send notice as to the effectiveness of the Merger to each person who, prior to the Effective Time of the Merger, made proper written demand for appraisal and who did not vote in favor of, or consent to, the Merger.

     Within 120 days after the Effective Time, the Surviving Corporation or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the fair value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) the Surviving Corporation will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) the Surviving Corporation will initiate any negotiations with respect to the "fair value" of such Dissenting Shares or (iii) the Surviving Corporation will notify them of any act in connection with the Merger other than as required by law. Accordingly, holders of Phoenix Common Stock should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the Effective Time, any holder of Dissenting Shares is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Dissenting Shares and the aggregate number of holders of such Dissenting Shares. The Surviving Corporation is required to mail such statement within ten days after it receives a written request therefor.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of Phoenix Common Stock entitled to appraisal rights and will appraise the Dissenting Shares owned by such holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court shall take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." In Weinberger v. UOP, Inc. the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, .75 shares of Apache Common Stock and $4.00 in cash per share. The Chancery Court may allocate the costs of the appraisal proceedings as it deems equitable in the circumstances. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

     Any holder of Phoenix Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the Phoenix Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Phoenix Common Stock (other than those payable or deemed to be payable to holders of Phoenix Common Stock of record as of a date prior to the Effective Time) or on any shares of Apache Common Stock otherwise issuable, but for such appraisal demand, in substitution therefor.

     A holder of Phoenix Common Stock will fail to perfect, or effectively lose, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of Phoenix Common Stock delivers to Phoenix a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of the Surviving Corporation. Holders of Phoenix Common Stock should also note that surrender to the designated exchange agent of certificates for their Phoenix Common Stock may constitute a waiver of appraisal rights under the DGCL.

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any holder of Phoenix Common Stock who has perfected his right of appraisal without the approval of the Chancery Court.

     Under the DGCL, holders of Apache Common Stock will not be entitled to any appraisal or dissenter's rights in connection with the Merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement attached to this Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. Certain capitalized terms used in this description and not elsewhere defined are defined in the Merger Agreement and used with the meanings provided therein.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, no later than the first business day after the satisfaction or waiver of the conditions to closing the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

CONSIDERATION TO BE PAID IN THE MERGER AND CONVERSION OF SHARES

     At the Effective Time, each outstanding share of Phoenix Common Stock will be converted into the right to receive .75 shares of Apache Common Stock and $4.00 in cash. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Apache Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     As soon as practicable following the Effective Time, the Exchange Agent will mail to each person who was a record holder of Phoenix Common Stock immediately prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Phoenix Common Stock certificates for Apache Common Stock certificates, the Cash Consideration and cash in lieu of fractional shares of Apache Common Stock. Letters of transmittal will also be available following the Effective Time at the offices of Apache in Houston, Texas. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Phoenix Common Stock that were outstanding prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Phoenix prior to the receipt of a letter of transmittal.

     No fractional shares of Apache Common Stock will be issued in the Merger. Each stockholder of Phoenix entitled to a fractional share of Apache Common Stock will receive an amount in cash equal to such fraction multiplied by the closing price per share of Apache Common Stock on the NYSE Composite Transactions Reporting System on the last trading day immediately preceding the Effective Time. No interest will be paid on such cash amounts, and all shares of Phoenix Common Stock held by a record holder shall be aggregated for purposes of computing the amount of any such payment.

     Until so surrendered and exchanged, after the Effective Time each certificate previously evidencing Phoenix Common Stock shall represent solely the right to receive Apache Common Stock, the Cash Consideration and cash in lieu of fractional shares of Apache Common Stock. Unless and until such a Phoenix Common Stock certificate shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Apache Common Stock as of any time on or after the Effective Time shall be paid to the holder of such certificate previously evidencing Phoenix Common Stock; provided, however, that, upon surrender and exchange of a Phoenix Common Stock certificate, there shall be paid to the record holder of the Apache Common Stock certificate issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to the number of whole shares of Apache Common Stock issued upon such exchange and surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Apache Common Stock.

TREATMENT OF PHOENIX OPTIONS

     The Merger Agreement provides that Apache and Phoenix will take such action as may be necessary to permit Apache to assume, at the Effective Time, each Phoenix Option that remains unexercised in whole or in part. The assumed Phoenix Option will not give the optionee additional benefits which such optionee did not have under the Phoenix Option, and shall be assumed on the same terms and conditions as the Phoenix Option being assumed, subject to the matters described in the following paragraph.

     The number of shares of Apache Common Stock purchasable and cash receivable upon exercise of any Phoenix Option assumed by Apache will be equal to the number of whole shares of Apache Common Stock plus the amount of cash that the holder of the Phoenix Option would have received upon consummation of the Merger had such Phoenix Option been exercised (without regard to any vesting schedule) in full immediately prior to the Effective Time. The option exercise price per assumed Phoenix Option after the Effective Time shall remain unchanged, and shall be the same as the exercise price per assumed Phoenix Option immediately prior to the Effective Time.

CONDITIONS TO THE MERGER


     The respective obligations of Apache and Phoenix to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among other matters, the following: (i) approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Phoenix Common Stock; (ii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the accuracy of the representations and warranties of each party; (iv) performance by each party of their respective obligations under the Merger Agreement; (v) the approval for listing on the NYSE of the Apache Common Stock to be issued pursuant to the Merger Agreement; (vi) the receipt of required third party or governmental approvals or consents, including the consent of certain lenders; (vii) receipt by each party of opinions of United States counsel and by Apache of Egyptian counsel; (viii) no amendment of the resolutions authorizing the Merger by either Apache's or Phoenix's Board of Directors; and (ix) no proper demand of appraisal rights by holders of more than ten percent of the outstanding shares of Phoenix Common Stock.


     Apache and Phoenix anticipate that all of the conditions to the consummation of the Merger will be satisfied prior to or at the time of the Special Meeting. Either Apache or Phoenix may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at its discretion.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Phoenix and Apache relating to, among other things, (i) each of their respective organizations and similar corporate matters; (ii) each of their respective capital structures; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective certificates of incorporation and bylaws and certain other agreements and documents; (iv) the documents and reports filed by each of them with the Commission and the accuracy of the information contained therein; (v) the absence of Material Adverse Changes; (vi) litigation; (vii) compliance with laws; (viii) brokers; (ix) director, officer and employee agreements; (x) certain business practices; (xi) environmental matters; (xii) undisclosed liabilities; (xiii) material contracts; and (xiv) tax-free reorganization.

     The Merger Agreement also includes representations and warranties of Phoenix relating to, among other things, (i) excess parachute payments or compensation; (ii) takeover defense mechanisms; (iii) Phoenix's Egyptian Agreements; (iv) Phoenix's reserve report; and (v) title to stock owned by a subsidiary of Phoenix in certain operating companies. The Merger Agreement includes representations and warranties of Apache relating to, among other things, (i) title to oil and gas leases and (ii) advances from gas purchasers.

     No person other than Phoenix, Apache and Merger Sub has any rights or remedies under the Merger Agreement with respect to such representations and warranties. The representations and warranties of Phoenix, Apache and Merger Sub all expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Each of Phoenix and Apache has agreed that, prior to the Effective Time, it will and will cause its subsidiaries to carry on its business in all material respects in, and not enter into any material transaction other than in, the ordinary course of business and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current respective officers and employees, and preserve its relationships with its customers, suppliers, and others having business dealings with it, with a view to retaining its goodwill and ongoing business unimpaired at the Effective Time.

     Without limiting the generality of the covenants described above, and except as expressly contemplated by the Merger Agreement or consented to in writing by Apache, and except for advances and expenditures for cash calls made by the operator of each of the concessions in amounts consistent with their respective capital budgets, Phoenix has agreed not to, and not to permit its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of Phoenix in their capacity as such, other than (a) ordinary quarterly cash dividends, consistent with past practice not to exceed $.03 per share of Phoenix Common Stock, or (b) dividends payable to Phoenix declared by any of Phoenix's wholly-owned subsidiaries; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of capital stock of Phoenix or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iv) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of Phoenix, the issuance of Phoenix Common Stock during the period from the date of the Merger Agreement through the Effective Time upon the exercise of Phoenix Options outstanding on the date of the Merger Agreement); (v) amend its certificate of incorporation or amend its bylaws; (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (vii) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets except for (a) sales of actual production in the ordinary course of business, and (b) sales of assets (other than oil and gas properties or related plant, equipment, pipeline or gathering system assets or real property) made in the ordinary course of business consistent with past practice and not involving any asset with a value greater than $200,000 or assets with an aggregate value greater than $200,000; (viii) except in the ordinary course of business consistent with past practice and limited to borrowings under the IFC Loan Agreement or other transactions not exceeding an aggregate amount equal to $200,000 (a) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than Phoenix or any wholly-owned subsidiary of Phoenix; (ix) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of Phoenix; (x) enter into, adopt or amend any severance plan, agreement or arrangement, any employee benefit plan or any employment or consulting agreement or hire any additional employees or consultants except for temporary staff hired in the ordinary course of business; (xi) make or incur any capital expenditures except for amounts aggregating less than $200,000; (xii) make any election relating to taxes or settle or compromise any tax liability except for amounts aggregating less than $200,000; (xiii) change any material accounting principle used by it, except for any change required by generally accepted accounting principles or by the rules of the Commission; (xiv) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement (except for any agreement with Apache) to which Phoenix or any of its subsidiaries is a party; or (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

     Without limiting the generality of the covenants described above, and except as expressly contemplated by the Merger Agreement or consented to in writing by Phoenix, Apache has agreed not to, and not to permit its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of Apache in their capacity as such, other than (a) ordinary quarterly cash dividends by Apache consistent with past practice in an amount not in excess of $.07 per share of Apache Common Stock,
(b) dividends declared prior to the date of the Merger Agreement, or (c) dividends payable to Apache declared by any of its subsidiaries; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of capital stock of Apache or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iv) amend its Certificate of Incorporation; (v) acquire or agree to acquire by merger of consolidation with or into Apache, any corporation, partnership, association or other business organization or division thereof other than Subsidiaries of Apache; (vi) change any material accounting principle used by it, except for any change required by generally accepted accounting principles or by the rules of the Commission; (vii) engage in hedging transactions and other risk management activities in any manner materially inconsistent with Apache's current risk policies; or (viii) authorize any of, or commit or agree to take any of, the foregoing actions.

NO SOLICITATION

     The Merger Agreement provides that Phoenix and its officers, directors and representatives will not solicit or knowingly encourage the initiation of any inquiries regarding any Acquisition Transactions and Acquisition Proposals, and will promptly notify Apache of any such inquiries, offers or proposals. An "Acquisition Transaction" means any (i) merger or consolidation of Phoenix or any of its Significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X promulgated by the Commission) in a transaction which results in the stockholders of Phoenix receiving securities, cash or other consideration for their shares of Phoenix Common Stock, (ii) sale, lease or other disposition of all or substantially all of the assets of Phoenix or any of its Significant Subsidiaries or the sale by Phoenix of at least a majority of the equity securities of any of its Significant Subsidiaries, (iii) a tender or exchange offer for at least a majority of the equity securities of Phoenix or any of its Significant Subsidiaries, (iv) any corporation, partnership trust, association, entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Apache or Merger Sub, shall have acquired beneficial ownership of 50 percent or more of the outstanding shares of Phoenix Common Stock, other than acquisitions for bona fide arbitrage purposes, or (v) similar transactions involving Phoenix or any of its Significant Subsidiaries. An "Acquisition Proposal" means any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date of the Merger Agreement, in each case with respect to: (x) an Acquisition Transaction, or (y) after the date of the Merger Agreement, a purchase or other acquisition (including by way of share exchange, tender offer or otherwise) of securities representing 20 percent or more of the voting power of Phoenix or any Significant Subsidiary.

     Notwithstanding the foregoing, if the Board of Directors of Phoenix determines, after consultation with independent counsel, that it has a fiduciary obligation to take such action, nothing in the Merger Agreement shall prevent
(i) Phoenix from furnishing confidential information subject to customary confidentiality agreements, to an unsolicited potential bidder for Phoenix or
(ii) the Phoenix Board of Directors from either (a) approving or recommending to the Phoenix stockholders an unsolicited tender or exchange offer that the Board of Directors determines in good faith may result in a transaction more favorable to the Phoenix stockholders from a financial point of view than the Merger, (b) considering, negotiating and approving an unsolicited bona fide proposal or offer for Phoenix or (c) withdrawing or modifying its approval or recommendation of the Merger or the Merger Agreement.

APPOINTMENT OF DIRECTOR

     Prior to the Effective Time, Apache's Board of Directors shall take all actions necessary to appoint or elect commencing at the Effective Time one of Phoenix's directors as a member of Apache's Board of Directors.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, the Surviving Corporation will possess all of the assets, rights and obligations of Merger Sub and Phoenix.

     Pursuant to the Merger Agreement, Merger Sub's Charter and Merger Sub's Bylaws, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation. The officers and directors of Merger Sub at the Effective Time shall be the initial officers and directors of the Surviving Corporation.

TERMINATION OF THE MERGER AGREEMENT

     By Either Party. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of Apache and Phoenix, or (ii) by either party if (a) the Merger has not been consummated on or before August 31, 1996 (provided that the terminating party shall not have failed to fulfill any obligation under the Merger Agreement that resulted in the Merger not having been consummated), (b) any court or governmental final order shall have prohibited consummation of the Merger, or (c) the required approval of the holders of Phoenix Common Stock is not received at the Special Meeting.

     By Apache. Apache may terminate the Merger Agreement (i) if Phoenix fails to comply in any material respect with any covenant or agreement in the Merger Agreement, or upon Phoenix's breach of one or more representations or warranties, which breach would have a Material Adverse Effect on Phoenix, and if such failure or breach is not cured within ten business days following notice,
(ii) if the Board of Directors of Phoenix (a) withdraws, modifies or amends in any manner adverse to Apache its approval or recommendation in favor of the Merger, (b) recommends to the stockholders of Phoenix any other Acquisition Proposal, or publicly announces its intention to do so, or (c) resolves or publicly announces its intention to take any of the actions described in (a) or
(b), (iii) any corporation, partnership, person, trust, association, entity, or group (as defined in Section 13(d)(3) of the Exchange Act), other than Apache or the Merger Sub, shall have acquired, or shall have been granted the option or right, conditional or otherwise, to acquire beneficial ownership of 50 percent or more of the outstanding shares of Phoenix Common Stock, other than acquisitions for bona fide arbitrage purposes, or (iv) Phoenix shall have entered into an agreement with a third party with respect to any Acquisition Proposal.

     By Phoenix. Phoenix may terminate the Merger Agreement (i) if Apache fails to comply in any material respect with any covenant or agreement set forth in the Merger Agreement, or upon Apache's breach of one or more representations or warranties, which breach would have a Material Adverse Effect on Apache, and if such failure or breach is not cured within ten business days following notice or
(ii) if Phoenix or its stockholders receive a proposal to enter into an Acquisition Transaction which the Board of Directors of Phoenix determines in good faith after consultation with its financial advisors, (a) is likely to result in a transaction more favorable to the holders of Phoenix Common Stock from a financial point of view than the Merger, and (b) after consultation with outside counsel, that the recommendation to Phoenix stockholders of the Merger, or the failure to withdraw, modify or change its recommendation, would constitute a breach of fiduciary duties of the directors under applicable law.

FEES AND EXPENSES

     If the Merger Agreement is terminated due to (i) a party's failure to comply in any material respect with any covenant or agreement in the Merger Agreement or (ii) a party's breach of one or more representations or warranties which breach has a Material Adverse Effect, the party terminating will be entitled to receive from the other party, all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to investment banking firms and other financial advisors and their respective counsel, accountants, engineers, outside counsel, experts and consultants) actually incurred by the terminating party or its subsidiaries or on its or their behalf in connection with the consummation of all transactions contemplated by the Merger Agreement (the "Merger Expenses"); provided, however, that the Merger Expenses paid by the other party cannot exceed a maximum of $900,000.

     In addition to the reimbursement of Merger Expenses described above, if the Merger Agreement is terminated due to (i) the entry by Phoenix into an agreement with a third party with respect to an Acquisition Proposal, (ii) the withdrawal, modification or amendment of the approval or recommendation of the Merger by the Phoenix Board of Directors in a manner adverse to Apache, (iii) the recommendation, authorization or proposal of any Acquisition Proposal by the Phoenix Board of Directors, (iv) the resolution or the public announcement by the Phoenix Board of Directors of its intention to take any of the actions described in (ii) or (iii), (v) the determination by the Phoenix Board of Directors that, in light of an Acquisition Transaction proposed to Phoenix or its stockholders, it would be a breach of the directors' fiduciary duties to recommend the Merger or fail to withdraw, modify or change such recommendation,
(vi) (a) an Acquisition Proposal is made prior to a meeting of Phoenix stockholders held for the purpose of approving the Merger Agreement and prior to termination of the Merger Agreement by its terms, (b) the Merger Agreement is terminated due to (1) Phoenix's failure to materially comply with any agreement or covenant in the Merger Agreement, (2) Phoenix's breach of any representation or warranty which breach has a Material Adverse Effect, (3) the Merger not being effected by August 31, 1996 through no fault of Apache or Merger Sub (other than as a result of the stockholders of Phoenix not approving the Merger Agreement at a meeting duly called for such purpose) or (4) the acquisition by a third party of 50 percent or more of Phoenix Common Stock, and (c) at any time prior to the date which is nine months after the termination of the Merger Agreement an Acquisition Transaction is consummated or (vii) Phoenix consummates an Acquisition Transaction with a third party prior to the termination of the Merger Agreement; then, Phoenix shall promptly, but in no event later than five business days after written demand from Apache, pay Apache a fee of $12 million. Notwithstanding the foregoing, the $12 million fee shall be reduced by any reimbursement of Merger Expenses by Phoenix.


     Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus and the Registration Statement shall be shared equally.


INDEMNIFICATION

     After the Effective Time, Apache (i) will indemnify all past and present officers, directors and employees of Phoenix or any of its Subsidiaries, to the fullest extent permitted under applicable law, against any loss arising from a claim based in whole or in part out of the fact that such person is or was a officer, director or employee of Phoenix, including actions arising out of or in connection with the Merger, and (ii) will, to the fullest extent permitted under applicable law, advance litigation expenses incurred by such officers, directors and employees in connection with defending any action arising out of such acts or omissions.

                        AGREEMENT BY PHOENIX MANAGEMENT


     The directors and executive officers of Phoenix, who as of the Record Date are holders of approximately 587,000 shares of Phoenix Common Stock (or approximately 3.6 percent of the shares of Phoenix Common Stock outstanding), executed an agreement agreeing to vote all shares of Phoenix Common Stock owned by such persons as of the Record Date thereof in favor of the Merger in accordance with the recommendation of the Phoenix Board of Directors.

             MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

     Apache Common Stock is traded on the NYSE and the CSE under the symbol "APA." The Phoenix Common Stock is traded on the AMEX and PSE under the symbol "PHN." The following table sets forth, for the periods indicated, the range of high and low trading prices per share of Apache Common Stock as reported on the NYSE Composite Tape and of Phoenix Common Stock as reported on the AMEX, and the dividend per share of Apache Common Stock and the dividend per share of Phoenix Common Stock. Phoenix dividends and share prices have been adjusted to reflect stock splits in January and September 1995.


                                        APACHE COMMON STOCK                PHOENIX COMMON STOCK
                                     --------------------------       ------------------------------
                                     HIGH     LOW      DIVIDEND        HIGH       LOW       DIVIDEND
                                     ----     ----     --------       ------     ------     --------
1994
  First Quarter....................  $26 7/8  $22 1/2    $.07         $ 9.97     $ 6.69     $.0125
  Second Quarter...................   29 1/4   22 1/4     .07           6.91       5.56      .0125
  Third Quarter....................   29 1/4   23         .07           7.94       6.56      .0125
  Fourth Quarter...................   28 7/8   23 5/8     .07          12.00       6.59      .0125
1995
  First Quarter....................   27 3/8   22 1/4     .07          12.47       9.38       .02
  Second Quarter...................   31       25 3/8     .07          17.75      10.88       .02
  Third Quarter....................   30 1/4   25 3/4     .07          20.50      14.00       .02
  Fourth Quarter...................   29 5/8   23 1/8     .07          19.63      16.13       .02
1996
  First Quarter....................   29 1/2   24 3/8     .07          24.50      16.63       .03
  Second Quarter(a)................   28 3/8   26 1/2     .07(b)       25.00      23.38        --


- ---------------


(a) Through April 15, 1996.


(b) Payable April 30, 1996.

     On March 27, 1996, the last trading day prior to the announcement by Apache and Phoenix that they had executed the Merger Agreement, the closing market prices of Apache Common Stock as reported on the NYSE Composite Tape, and Phoenix Common Stock as reported on the AMEX, were $28 1/2 and $19 7/8, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Apache Common Stock and Phoenix Common Stock.

     Following the Merger, Apache Common Stock will continue to be traded on the NYSE and the CSE. Following the Merger, Phoenix Common Stock will cease to be traded on the AMEX and the PSE, and there will be no further market for the Phoenix Common Stock.

     Apache has paid cash dividends on Apache Common Stock for 117 consecutive quarters through the first calendar quarter of 1996. Future dividend payments by Apache and Phoenix are subject to action by their respective Boards of Directors and will depend upon the level of earnings, financial requirements and other relevant factors.

                      APACHE CORPORATION AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The following unaudited condensed financial statements and notes thereto are presented to show the pro forma effects of the Merger. The Merger will be reported using the purchase method of accounting.

     The condensed pro forma statement of income is presented as if the Merger occurred effective January 1, 1995 and the condensed pro forma balance sheet assumes that the Merger occurred on December 31, 1995.

     Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on and as of the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto, and Apache's and Phoenix's Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, which are incorporated by reference.

                      APACHE CORPORATION AND SUBSIDIARIES

              UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                 APACHE        PHOENIX        PRO FORMA
                                               HISTORICAL     HISTORICAL     ADJUSTMENTS       PRO FORMA
                                               ----------     ----------     -----------       ---------
REVENUES:
  Oil and gas production revenues............   $ 653,144      $ 23,433                        $ 676,577
  Revenues dedicated to foreign tax
     liability...............................                     9,822       $  (6,298)(e)        3,524
  Gathering, processing and marketing
     revenues................................      97,207            --                           97,207
  Other revenues.............................         351         1,781          (1,436)(d)          696
                                                 --------       -------        --------         --------
                                                  750,702        35,036          (7,734)         778,004
                                                 --------       -------        --------         --------
OPERATING EXPENSES:
  Depreciation, depletion and amortization...     297,485         5,795           8,505 (a)      311,785
  Operating costs............................     211,742         6,421                          218,163
  Gathering, processing and marketing
     costs...................................      91,243            --                           91,243
  Administrative, selling and other..........      36,552         2,194                           38,746
  Merger costs...............................       9,977            --                            9,977
  Financing costs, net.......................      70,560            --         (11,708)(b)       61,837
                                                                                  4,421 (c)
                                                                                 (1,436)(d)
                                                 --------       -------        --------         --------
                                                  717,559        14,410            (218)         731,751
                                                 --------       -------        --------         --------
INCOME BEFORE INCOME TAXES...................      33,143        20,626          (7,516)          46,253
  Provision for income taxes.................      12,936        10,015          (3,748)(e)       19,203
                                                 --------       -------        --------         --------
NET INCOME...................................   $  20,207      $ 10,611       $  (3,768)       $  27,050
                                                 ========       =======        ========         ========
INCOME PER COMMON SHARE......................   $     .28      $    .65                        $     .32
                                                 ========       =======                         ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...      71,792                        12,760 (f)       84,552
                                                 ========                      ========         ========

   The accompanying notes to unaudited pro forma financial statements are an integral part of this statement.

                      APACHE CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                              APACHE        PHOENIX        PRO FORMA
                                            HISTORICAL     HISTORICAL     ADJUSTMENTS       PRO FORMA
                                            ----------     ----------     -----------       ----------
ASSETS:
  Current assets..........................  $  208,336      $ 41,496       $  (1,900)(i)    $  247,932
  Property and equipment, net.............   2,401,561        23,153         396,113 (g)     2,783,719
                                                                               3,000 (h)
                                                                             (49,908)(k)
                                                                               9,800 (j)
  Other assets............................      71,553         3,684                            75,237
                                            ----------       -------        --------        ----------
                                            $2,681,450      $ 68,333       $ 357,105        $3,106,888
                                            ==========       =======        ========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current liabilities.....................  $  230,349      $ 12,540       $   9,000 (l)    $  254,889
                                                                               3,000 (h)
  Long-term debt..........................   1,072,076            --          64,356 (g)     1,136,432
  Other non-current liabilities...........     105,645           988              --           106,633
  Deferred tax liabilities................     181,575         2,997           9,800 (j)       194,372
  Shareholders' equity....................   1,091,805        51,808          (1,900)(i)     1,414,562
                                                                             331,757 (g)
                                                                             (49,908)(k)
                                                                              (9,000)(l)
                                            ----------       -------        --------        ----------
                                            $2,681,450      $ 68,333       $ 357,105        $3,106,888
                                            ==========       =======        ========        ==========

   The accompanying notes to unaudited pro forma financial statements are an integral part of this statement.

                      APACHE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The unaudited pro forma consolidated condensed financial statements are based on the audited statements of Apache and Phoenix for the year ended December 31, 1995 and on the adjustments and assumptions described below.

     Pursuant to the terms of the Merger Agreement, pro forma data are based on the assumption (using a ratio of .75) that 12,067,000 shares of Apache Common Stock will be issued for approximately 16,089,000 shares of Phoenix Common Stock outstanding as of the Record Date. It is also assumed that under the terms of the Merger Agreement, 693,000 shares of Apache Common Stock will be issued with respect to the Phoenix Options. Assuming a value of $26 per share, the value of the shares of Apache Common Stock issued would equate to approximately $332 million before deducting costs of issuance.

     Pro forma data also reflect a $4 per share cash payment for each share of Phoenix Common Stock outstanding as of the Record Date resulting in a total payment to Phoenix stockholders of approximately $64 million.

     The purchase price, before consideration of transaction costs and a deferred tax liability adjustment required by accounting rules, totals approximately $396 million based on the assumptions described above. Of this total, approximately $51 million has been allocated to pipelines and facilities, $160 million to proved properties, $58 million to unproved properties, $99 million to international concession rights, with the remaining value attributable to working capital and miscellaneous assets. International concession rights include the estimated value attributable to approximately 50 drilling prospects identified to date on 4.3 million gross Qarun and Khalda concession acres. Under features of the production sharing contracts, costs incurred to explore and develop will be reimbursable through increased future production sharing ratios.

NOTE 2 -- PRO FORMA ADJUSTMENTS

The unaudited pro forma statement of income reflects the following adjustments.

(a) Record incremental depreciation, depletion and amortization expense based on the purchase price allocation, and using a combined units-of-production rate for Egyptian properties and a 20-year straight-line method for facilities and pipelines.

(b) Record capitalized interest relating to unevaluated properties in the amount of approximately $170 million, including international concession rights, at
    6.87 percent, which approximates Apache's cost of debt for 1995.

(c) Record interest expense on debt incurred with respect to the cash consideration paid to Phoenix stockholders, assuming an interest rate of
    6.87 percent.

(d) Reclassification of Phoenix's interest income from revenues to financing costs, net, to conform to Apache's presentation.

(e) Adjust tax provision and the related Phoenix Egyptian tax gross-up to reflect pro forma adjustments (a), (b) and (c).

(f) Increase weighted average shares outstanding by an estimated 12,760,000 shares of Apache Common Stock issued.

The unaudited condensed pro forma balance sheet reflects the following adjustments:

(g) Record the consideration issued totaling $396.1 million, which consists of 12,760,000 shares of Apache Common Stock valued at $26 per share and $64.4 million cash, and the related debt incurred.

                      APACHE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(h) Record estimated transaction costs.

(i) Record purchase of 100,000 shares of Phoenix Common Stock for $1.9 million by Phoenix subsequent to December 31, 1995.

(j) Record SFAS No. 109 deferred tax liability for the book basis in excess of tax basis after adjustment for assumed utilization of Phoenix net operating loss carryforwards and foreign tax credits.

(k) Eliminate historical Phoenix stockholders' equity, net of pro forma entry described in pro forma adjustment(i).

(l) Record Apache Common Stock issuance costs.

                      APACHE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURES

     The following table sets forth certain unaudited pro forma information concerning Apache's proved oil and gas reserves at December 31, 1995, giving effect to the Merger as if the Merger had occurred on January 1, 1995. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

            PROVED OIL AND NATURAL GAS RESERVES AT DECEMBER 31, 1995

                                                                    NATURAL GAS
                                          ---------------------------------------------------------------
                                                         APACHE
                                          ------------------------------------
                                            U.S.    INTERNATIONAL(1)   TOTAL       PHOENIX      PRO FORMA
                                          --------  ----------------  -------      --------     ---------
                                                             (MILLIONS OF CUBIC FEET)
Beginning of year.......................    984,288      331,867     1,316,155       32,666     1,348,821
Extension, discoveries and other
  additions.............................     85,032       68,820       153,852        4,810       158,662
Purchase of minerals in place...........    335,865        4,662       340,527           --       340,527
Revisions of previous estimates.........     56,281      (15,799)       40,482       (9,771)       30,711
Production..............................   (182,661)     (27,971)     (210,632)      (1,796)     (212,428)
Sale of properties......................   (138,464)          --      (138,464)          --      (138,464)
                                          ---------     --------     ---------     --------     ---------
End of year.............................  1,140,341      361,579     1,501,920       25,909     1,527,829
                                          ==========    =========    ==========    =========    ==========
Proved developed reserves
Beginning of year.......................    888,039      296,876     1,184,915        4,110     1,189,025
                                          ==========    =========    ==========    =========    ==========
End of year.............................  1,003,853      294,614     1,298,467        6,317     1,304,784
                                          ==========    =========    ==========    =========    ==========

                                                      OIL, CONDENSATE AND NATURAL GAS LIQUIDS
                                          ---------------------------------------------------------------
                                                         APACHE
                                          ------------------------------------
                                            U.S.    INTERNATIONAL(1)   TOTAL       PHOENIX      PRO FORMA
                                          --------  ----------------  -------      --------     ---------
                                                              (THOUSANDS OF BARRELS)
Beginning of year.......................     94,445       16,179       110,624       20,039       130,663
Extension, discoveries and other
  additions.............................      6,685        3,364        10,049        8,699        18,748
Purchase of minerals in place...........     99,148          119        99,267           --        99,267
Revisions of previous estimates.........     12,172         (378)       11,794       (1,025)       10,769
Production..............................    (17,011)      (2,076)      (19,087)      (1,995)      (21,082)
Sale of properties......................    (42,318)          --       (42,318)          --       (42,318)
                                          ---------     --------     ---------     --------     ---------
End of year.............................    153,121       17,208       170,329       25,718       196,047
                                          ==========    =========    ==========    =========    ==========
Proved developed reserves
Beginning of year.......................     84,085       15,934       100,019        8,998       109,017
                                          ==========    =========    ==========    =========    ==========
End of year.............................    123,726       13,738       137,464        9,555       147,019
                                          ==========    =========    ==========    =========    ==========

- ---------------

(1) Includes Canadian oil and gas reserves reflecting the pooling of interests transaction with DEKALB.

                      APACHE CORPORATION AND SUBSIDIARIES

     The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from proved oil and gas reserves of Apache as of December 31, 1995, net of income tax expense and giving effect to the Merger as if the Merger had occurred on January 1, 1995. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 1995 and do not take into account subsequent changes in tax laws. The information should be viewed only as a form of standardized disclosure concerning future cash flows that would result under the assumptions used, but should not be viewed as indicative of fair market value. Reference is made to Phoenix's and Apache's financial statements for the year ended December 31, 1995, which are incorporated herein by reference, for a discussion of the assumptions used in preparing the information presented.

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED
                                   RESERVES,
               NET OF INCOME TAX EXPENSE AS OF DECEMBER 31, 1995

                                                         APACHE
                                          ------------------------------------
                                            U.S.    INTERNATIONAL(1)   TOTAL       PHOENIX      PRO FORMA
                                          --------  ----------------  -------      --------     ---------
                                                                  (IN THOUSANDS)
Cash flows..............................  $5,617,297    $838,444     $6,455,741    $516,193     $6,971,934
Production and development costs........  (2,126,984)   (285,733)    (2,412,717)   (180,725)    (2,593,442)
Income tax expense......................    (753,425)   (135,644)      (889,069)   (132,134)    (1,021,203)
                                          ---------     --------     ---------     --------     ---------
Net cash flows..........................   2,736,888     417,067      3,153,955     203,334      3,357,289
10-percent annual discount rate.........  (1,105,629)   (178,767)    (1,284,396)    (73,975)    (1,358,371)
                                          ---------     --------     ---------     --------     ---------
Discounted future net cash flows........  $1,631,259    $238,300     $1,869,559    $129,359     $1,998,918
                                          ==========    =========    ==========    =========    ==========

       CHANGE IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
        RELATED TO PROVED RESERVES FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                    APACHE       PHOENIX      PRO FORMA
                                                                   ---------     --------     ---------
                                                                              (IN THOUSANDS)
Sales, net of production costs...................................  $(443,175)    $(17,012)    $(460,187)
Net change in prices and production costs........................    201,723       26,831       228,554
Discoveries and improved recovery, net of related costs..........    210,151       48,250       258,401
Change in future development costs...............................     74,047      (12,829)       61,218
Revision of quantities...........................................    127,939       (7,831)      120,108
Purchases........................................................    726,240           --       726,240
Accretion of discount............................................    160,093        8,004       168,097
Change in income taxes...........................................   (186,415)          --      (186,415)
Sales of properties..............................................   (232,629)          --      (232,629)
Change in production rates and other.............................    (80,960)       3,907       (77,053)
                                                                   ---------     --------     ---------
                                                                   $ 557,014     $ 49,320     $ 606,334
                                                                   ==========    =========    ==========

- ---------------

(1) Includes Canadian oil and gas reserves reflecting the pooling of interests transaction with DEKALB.

                       STOCKHOLDERS OF APACHE AND PHOENIX

STOCK OWNERSHIP OF APACHE DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 29, 1996, the beneficial ownership of Apache Common Stock of each director, each director-nominee, the chief executive officer and the four other most highly compensated executive officers of Apache, and all directors, director-nominees and executive officers of Apache as a group. All ownership information is based upon filings made by such persons with the Commission or upon information provided to Apache.

                                                            AMOUNT AND            PERCENT OF
                                                       NATURE OF BENEFICIAL          CLASS
                   NAME OF BENEFICIAL OWNER                OWNERSHIP(1)           OUTSTANDING
          -------------------------------------------  --------------------       -----------
          Frederick M. Bohen.........................           3,649(2)                 *
          Virgil B. Day..............................         130,438(2)(3)              *
          G. Steven Farris...........................          87,692(4)(5)              *
          Randolph M. Ferlic.........................         220,013(2)(6)              *
          Eugene C. Fiedorek.........................           4,000(2)                 *
          W. Brooks Fields...........................          27,312(2)(7)              *
          Robert V. Gisselbeck.......................          37,893(2)                 *
          Stanley K. Hathaway........................           7,109(2)                 *
          John A. Kocur..............................          40,130(2)(8)              *
          Mary Ralph Lowe............................           5,700                    *
          Raymond Plank..............................         211,237(4)(5)              *
          Joseph A. Rice.............................           5,000(2)                 *
          James R. Bauman............................          52,658(4)                 *
          H. Craig Clark.............................          14,603(4)(5)              *
          Floyd R. Price.............................          15,371(4)(5)              *
          All directors, nominees, and executive
            officers as a group (including the above
            named persons)...........................       1,120,765(4)(5)           1.45

- ---------------

 *  Represents less than one percent of the outstanding shares.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes 1,000 shares of restricted stock awarded in 1994 under Apache's equity compensation plan for non-employee directors.

(3) Includes 1,100 shares owned by Mrs. Day.

(4) Includes the following shares issuable upon the exercise of outstanding stock options which are exercisable within 60 days: Mr. Farris -- 56,875; Mr. Plank -- 52,500; Mr. Bauman -- 41,125; Mr. Clark -- 8,500; Mr.
    Price -- 9,750; and all directors and executive officers as a group -- 315,625.

(5) Includes units held by the trustee of Apache's Retirement/401(k) Savings Plan equivalent to the following shares: Mr. Farris -- 14,317; Mr.
    Plank -- 1,115; Mr. Clark -- 5,103; Mr. Price -- 5,121; and all directors and executive officers as a group -- 64,460.

(6) Includes 17,500 shares owned indirectly by Dr. Ferlic through his interest in Surgical Services of the Great Plains, P.C. Employee Benefit Trust, and 6,000 shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 1,700 shares held by Dr. Ferlic's mother, daughters, son and grandchildren, as to which he disclaims beneficial ownership.

(7) Includes 10,868 shares owned by Mrs. Fields.

(8) Includes 3,940 shares owned by Mrs. Kocur.

     In February 1990, Bijan Mossavar-Rahmani, president and a former employee of Apache International, Inc., was granted 250 shares of Apache International's common stock, representing five percent of the outstanding shares of Apache International, pursuant to the terms of the Apache International Common Stock Award Plan. No voting rights relating to Apache Common Stock are associated with such Apache International stock.

     Section 16(a) of the Exchange Act requires Apache's directors and officers, as well as beneficial owners of ten percent or more of Apache Common Stock, to report their holdings and transactions in Apache's securities.

PRINCIPAL STOCKHOLDERS OF APACHE

     The following table sets forth the only persons known to Apache, as of February 29, 1996, to be the owner of more than five percent of outstanding shares of Apache Common Stock, according to reports filed with the Commission:

                                                            AMOUNT AND            PERCENT OF
                       NAME AND ADDRESS                NATURE OF BENEFICIAL          CLASS
                      OF BENEFICIAL OWNER                   OWNERSHIP             OUTSTANDING
          -------------------------------------------  --------------------       -----------
          Merrill Lynch & Co. Inc.                          5,615,783(1)              7.25
          World Financial Center, North Tower
          250 Vesey Street
          New York, New York 10281

          FMR Corp                                          4,454,373(2)(3)           5.75
          82 Devonshire Street
          Boston, MA 02109-3614

          College Retirement Equities Fund                  3,973,088(4)              5.13
          TIAA Separate Account VA-1
          730 Third Avenue
          New York, NY 10017

- ---------------

(1) According to information contained in a Schedule 13G filed with the Commission, dated January 25, 1996.

(2) According to information contained in a Schedule 13G filed with the Commission, dated February 14, 1996.

(3) Does not include 894,462 shares held by Fidelity Management Trust Company ("FMTC") as trustee of Apache's Retirement/401(k) Savings Plan. FMTC is a wholly owned subsidiary of FMR Corp.

(4) According to information contained in a Schedule 13G filed with the Commission, dated February 1, 1996.

PRINCIPAL STOCKHOLDERS OF PHOENIX


     The following table sets forth the total number and percentage of the outstanding shares of Phoenix Common Stock beneficially owned as of the Record Date with respect to each person (including any "group" as defined in Section 13(d)(3) of the Exchange Act) Phoenix knows to have beneficial ownership of more than five percent of outstanding Phoenix Common Stock. The information in this table is based solely on statements filed by the beneficial owners listed with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act, and Phoenix has not made any independent investigation into the accuracy of this information. Except as noted below, each stockholder has sole voting and investment power with respect to all shares owned by such stockholder.



                                                            AMOUNT AND              PERCENT
                       NAME AND ADDRESS                NATURE OF BENEFICIAL        OF CLASS
                      OF BENEFICIAL OWNER                   OWNERSHIP             OUTSTANDING
          -------------------------------------------  --------------------       -----------
          Leon S. Gross                                     2,631,692(1)             16.35
          River Park House
          3600 Conshohocken Avenue
          Philadelphia, PA 19131

          Metropolitan Life Insurance Company               1,947,760(2)             12.10
          One Madison Avenue
          New York, NY 10010-3690

          Guardian Life Insurance Company of America        1,467,400(3)              9.12
          201 Park Avenue South
          New York, NY 10003


- ---------------


(1) Mr. Gross reported sole voting power with respect to all of the shares and shared power to dispose of 341,600 shares and shared power to dispose of 2,291,092 shares.



(2) State Street Research and Management Company, One Financial Center, 38th Floor, Boston, MA 02111-2690 reported ownership of these same securities but disclaimed beneficial interest in the securities, noting that the securities are, in fact, owned by various clients. Metropolitan reported sole power to dispose and voting power of 1,947,760 shares; State Street reported sole power to dispose of 1,919,160 shares and sole voting power of 1,737,900 shares.



(3) Guardian Life Insurance Company of America reported sole power to dispose and voting power of 603,200 shares and shared power to dispose and voting power of 864,200 shares.


                              DIRECTORS OF APACHE

     Apache's Bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. There are currently 11 directors on Apache's Board of Directors and, if all of the nominees are elected at the 1996 annual meeting of stockholders, Apache will have 12 directors. Apache's Charter provides that as nearly as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors. The affirmative vote of the holders of a plurality of the shares of common stock present, in person or represented by proxy, at the annual meeting is required to elect directors to the board of directors. A majority of the directors then in office may elect, in their sole discretion, a replacement director to serve during the unexpired term of any director whose office is vacant for any reason, and such directors may also elect directors to fill any newly created directorships created by Apache's Board of Directors.

     The terms of incumbent directors G. Steven Farris, Randolph M. Ferlic, Robert V. Gisselbeck and John A. Kocur will expire at the 1996 annual meeting. Messrs. Farris, Ferlic, Gisselbeck and Kocur have been nominated to an additional three-year term and, if elected, each will serve commencing upon his election and qualification until the annual meeting of stockholders in May 1999. In addition, Mary Ralph Lowe has been nominated for a term of two years and if elected, at the annual meeting of stockholders of Apache to be held in

May 1996, she will serve commencing upon her election and qualification until the annual meeting of stockholders in May 1998. Each of the nominees for director has been recommended by Apache's nominating committee and nominated by Apache's Board of Directors for election by Apache's stockholders.

     Certain biographical information for each director of Apache, and for director-nominee Mary Ralph Lowe, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

                                                                             DIRECTOR      TERM
                                                                              SINCE       EXPIRES
                                                                             --------     -------
G. STEVEN FARRIS, 48, has been president and chief operating officer of        1994         1996
  Apache since May 1994, and was elected to Apache's Board of Directors in December 1994. He was senior vice president of Apache from 1991 to
  1994, and vice president -- exploration and production of Apache from
  1988 to 1991. Prior to that, Mr. Farris was vice president of finance and acquisitions for Terra Resources, Inc., a Tulsa, Oklahoma oil and
  gas company, from 1983 to 1988, and executive vice president for Robert
  W. Berry, Inc., a Tulsa, Oklahoma oil and gas company, from 1978 to
  1983.

RANDOLPH M. FERLIC, 59, retired in December 1993 from his practice as a        1986         1996
  thoracic and cardiovascular surgeon. He is the founder of Surgical
  Services of the Great Plains, P.C., and served as its president from
  1974 to 1991. Dr. Ferlic is a member of the audit committee, the executive committee, and the nominating committee.

ROBERT V. GISSELBECK, 72, is the founder of Gisselbeck & Associates, a         1982         1996
  real estate development company in Naples, Florida, and has served as its president since 1960. Mr. Gisselbeck is a member of the audit committee.

JOHN A. KOCUR, 68, is engaged in the private practice of law. He served        1977         1996
  as vice chairman of Apache's Board of Directors from 1988 until 1991.
  Mr. Kocur was employed by Apache from 1969 until his retirement in
  1991, and served as Apache's president from 1979 until 1988. He is chairman of the executive committee, chairman of the nominating committee, and a member of the management development and compensation committee.

MARY RALPH LOWE, 49, has been president and chief executive officer of           --           --
  Maralo, Inc., a Houston, Texas independent oil and gas exploration and production company, since 1988 and a member of its board of directors since 1975. She has been the managing partner of MLR Partners, LP, an oil and gas exploration and production company, since 1990 and has been president and the sole director of Lowe Petroleum Company since 1988 which, in addition to oil and gas exploration and production, owns and manages commercial real estate in Midland, Texas. Ms. Lowe is president of the Lowe Foundation, a trustee of the Houston Museum of Natural
  Science and the Houston Museum of Fine Arts, and is involved in numerous other civic and charitable activities.

FREDERICK M. BOHEN, 58, has been executive vice president and chief            1981         1997
  operating officer of The Rockefeller University since 1990. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of
  Minnesota from 1981 to 1983. Mr. Bohen worked with the U.S. Department of Health, Education and Welfare as assistant secretary for management and budget from 1977 to 1981. He is a director of the College
  Construction Loan Insurance Association (Connie Lee), a director of
  Oppenheimer and Company, and a director of the Mexico Equity Income
  Fund, Inc. Mr. Bohen is a chairman of the management development and compensation committee and chairman of the stock option plan committee.

                                                                             DIRECTOR      TERM
                                                                              SINCE       EXPIRES
                                                                             --------     -------
VIRGIL B. DAY, 80, has been a senior partner in the law firm of Vedder,        1974         1997
  Price, Kaufman, Kammholz & Day since 1974. He was the first labor counsel for General Electric Company, where he subsequently held various management positions involving employee and union relations, public affairs and governmental relations. From 1961 to 1973, Mr. Day was a vice president of General Electric Company and in 1971, he became chairman of the industry members of the U.S. Pay Board. Mr. Day is a member of the management development and compensation committee.

EUGENE C. FIEDOREK, 64, has been the managing director of EnCap                1988         1998
  Investments L.C., a Dallas, Texas energy investment banking firm, since
  1988. Mr. Fiedorek was the managing director of the Energy Banking
  Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1987.
  He is a director of Energy Capital Investment Company. Mr. Fiedorek is
  a member of the audit committee.

W. BROOKS FIELDS, 77, is retired. From 1984 until 1990, he was president       1973         1998
  and chief executive officer of Minnesota Racetrack, Inc., also known as
  Canterbury Downs, a racetrack development company. From 1968 to 1990,
  Mr. Fields was chairman of the board of Scottland, Inc., a real estate development company, for which a plan of reorganization pursuant to
  Chapter 11 of the Bankruptcy Code was confirmed in June 1990. From 1955 until 1984, he was the executive vice president and director of Burdick
  Grain Company, a grain merchandising company. Mr. Fields is a member of the audit committee, the executive committee and the nominating committee.

STANLEY K. HATHAWAY, 71, has been a senior partner in the law firm of          1977         1997
  Hathaway, Speight, Kunz & Trautwein since 1976. From June through
  October 1975, Mr. Hathaway served as the U.S. Secretary of the
  Interior. He was Governor of the State of Wyoming from 1967 to 1975.
  Mr. Hathaway is chairman of the audit committee.

RAYMOND PLANK, 73, has been chairman of the board and chief executive          1954         1998
  officer of Apache since 1979, and served as Apache's president from
  1954 until 1979. Mr. Plank is a member of the executive committee and the nominating committee.

JOSEPH A. RICE, 71, retired in 1988 as chairman of the board, chief            1989         1997
  executive officer and a director of Irving Trust Company and Irving
  Bank Corporation, having served in those capacities since 1984. Mr.
  Rice served as president, chief operating officer and a director of those organizations from 1975 to 1984. He is a director of Avon
  Products, Inc. Mr. Rice is a member of the management development and compensation committee and the stock option plan committee.

                      DESCRIPTION OF APACHE CAPITAL STOCK


     At April 15, 1996, Apache's authorized capital stock consists of 5,000,000 shares of preferred stock, none of which were outstanding, and 215,000,000 shares of Apache Common Stock, of which 77,540,208 were outstanding.


     The descriptions set forth below of the Apache Common Stock, preferred stock and rights constitute brief summaries of certain provisions of Apache's Charter and Apache's Bylaws and the Rights Agreement between Apache and Norwest Bank Minnesota, N.A., dated January 31, 1996 (the "Rights Agreement"), and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are incorporated herein by reference.

APACHE COMMON STOCK

     All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

     Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

     Apache's current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each share of Apache Common Stock issued in order to provide for possible exercises of Rights (as defined below) under Apache's existing Rights Agreement.

     The currently outstanding Apache Common Stock and the Rights under Apache's existing Rights Agreement are listed on the NYSE and the CSE.

     Norwest Bank Minnesota, National Association, is the transfer agent and registrar for Apache Common Stock.

     Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

PREFERRED STOCK

     Apache has five million shares of no par preferred stock authorized, of which 25,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and authorized for issuance pursuant to the preferred stock purchase rights that trade with Apache Common Stock. No preferred stock is currently outstanding; however, shares of Series A Preferred Stock shares have been reserved for issuance in accordance with the Rights Agreement relating to the preferred stock purchase rights described below. The Board of Directors of Apache may authorize the issuance of shares of preferred stock with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions (including conversion into or exchange for other securities of Apache or its subsidiaries), as may be stated and expressed in a resolution or resolutions adopted by Apache's Board of Directors providing for the issuance on such stock.

RIGHTS

     In December 1995, Apache declared a dividend of one right (a "Right") for each outstanding share of Apache Common Stock effective on January 31, 1996. Each Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock. If Apache engages in certain business combinations or a 20-percent stockholder engages in certain transactions with Apache, the Rights become exercisable for Apache Common Stock or common stock of the corporation acquiring Apache (as the case may be) at 50 percent of the then-market price. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock and who engages in certain transactions or realizes the benefits of certain transactions with Apache will become void. Apache may redeem the Rights at $.01 per Right at any time until ten business days after public announcement that a person has acquired 20 percent or more of the outstanding shares of Apache Common Stock. The Rights will expire on January 31, 2006, unless earlier redeemed by Apache. Unless the Rights have been previously redeemed, all shares of Apache Common Stock issued by Apache will include Rights.

             COMPARATIVE RIGHTS OF APACHE AND PHOENIX STOCKHOLDERS

     If the Merger is consummated, the stockholders of Phoenix will become stockholders of Apache. The rights of the stockholders of both Apache and Phoenix are governed by and subject to the provisions of the DGCL. The rights of current Phoenix stockholders following the Merger will be governed by Apache's Charter and Apache's Bylaws rather than the provisions of Phoenix's Amended and Restated Certificate of Incorporation ("Phoenix's Charter") and Phoenix's Amended and Restated Bylaws. The following is a brief summary of certain differences between the rights of Apache stockholders and the rights of Phoenix stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL and to Apache's Charter, Apache's Bylaws, Phoenix's Charter and Phoenix's Amended and Restated Bylaws.

NUMBER AND CLASSIFICATION OF BOARD OF DIRECTORS

     Phoenix's Board of Directors consists of a single class elected to a three-year term. Apache's Board of Directors is divided into three classes, with directors serving staggered three-year terms. Both Phoenix's Bylaws and Apache's Charter provide that the number of directors shall be fixed from time to time by their respective Boards of Directors. Currently, the number of Apache directors is twelve, and the number of Phoenix directors is six.

POWER TO CALL SPECIAL MEETINGS

     Apache's Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, and shall be called by the Chairman of the Board or the Secretary upon the request of a majority of the Board of Directors. Phoenix's Charter provides that a special meeting of stockholders may be called by the President, and shall be called by the President or Secretary at the request of a majority of the Board of Directors or the holders of a majority of the shares of Phoenix's capital stock then entitled to vote in an election of directors.

VOTING RIGHTS

     Holders of Apache Common Stock and Phoenix Common Stock are entitled to full voting rights, with one vote for each share held of record on all matters submitted to a vote of stockholders.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Apache's Charter contains certain provisions that require the holders of more than a majority of its voting shares to approve certain transactions than would otherwise be required under the DGCL, subject to certain exceptions. See below "-- Certain Anti-takeover Provisions." Phoenix's Charter does not contain any provisions requiring supermajority approval of any transactions.

ACTION BY WRITTEN CONSENT

     Apache's Charter does not permit action to be taken by stockholders without a meeting. Phoenix's Charter permits action to be taken without a meeting if a written consent in lieu of a meeting is signed by the stockholders entitled to vote at the meeting.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Rights. If Apache engages in certain business combinations or a 20-percent stockholder engages in certain transactions with Apache, the Rights become exercisable for Apache Common Stock or common stock of the corporation acquiring Apache (as the case may be) at 50 percent of the then market price. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the Apache Common Stock, and who engages in certain transactions or realized the benefits of certain transactions with Apache, will become void. See "Description of Apache Capital Stock -- Rights."

     Provisions of Certain Debt. Upon a change in control of Apache, certain indentures and other agreements obligate Apache to purchase or redeem certain series of the debt securities at their face amount. Those provisions might have the effect of reducing the economic benefit to be derived by a third party from acquiring control of Apache.

     Apache's Charter. Apache's Charter includes provisions designed to prevent the use of certain tactics in connection with a potential takeover of Apache. Article Twelve of Apache's Charter generally stipulates that the affirmative vote of 80 percent of Apache's voting shares is required to adopt any agreement for the merger or consolidation of Apache with or into any other corporation which is the beneficial owner of five percent or more of Apache's voting shares. Article Twelve further provides that such an 80-percent approval is necessary to authorize any sale or lease of assets between Apache and any beneficial holder of five percent or more of Apache's voting shares. Article Fourteen of Apache's Charter contains a "fair price" provision which requires that any tender offer made by a beneficial owner of more than five percent of the outstanding voting stock of Apache in connection with any plan of merger, consolidation or reorganization, any sale or lease of substantially all of Apache's assets, or any issuance of equity securities of Apache to the five percent stockholder must provide at least as favorable terms to each holder of Apache Common Stock other than the stockholder making the tender offer. Article Fifteen of Apache's Charter contains an "anti-greenmail" provision which prohibits Apache from acquiring any voting stock from the beneficial owner of more than five percent of the outstanding voting stock of Apache, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms, and conditions, acquisitions in compliance with Rule 10b-18 of the Exchange Act, and acquisitions at a price not exceeding the market value per share. Article Sixteen of Apache's Charter prohibits the stockholders of Apache from acting by written consent in lieu of a meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Arthur Andersen LLP, Phoenix's independent public accountants, will be present at the Special Meeting to respond to appropriate questions of Phoenix stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the issuance of the Apache Common Stock offered hereby has been passed upon for Apache by Andrews & Kurth L.L.P., Houston, Texas. Certain United States tax consequences of the Merger have been passed upon for Apache by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The audited consolidated financial statements of Apache and the audited consolidated financial statements of Phoenix, each incorporated by reference into this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. In its report on the consolidated financial statements of Apache, that firm states that with respect to DEKALB Energy Company its opinion is based on the report of other independent public accountants, namely Coopers & Lybrand. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of DEKALB Energy Company as of December 31, 1994 and for the years ended December 31, 1993 and 1994, incorporated by reference in this registration statement have been audited by Coopers & Lybrand, Chartered Accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The information included and incorporated by reference herein regarding the total proved reserves of Apache was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers as stated in their letter reports with respect thereto, and is so included and so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The reserve review letters of Ryder Scott as of December 31, 1995, are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, in reliance upon the authority of said firm as experts with respect to the matters covered by their reports and the giving of their reports.

     A portion of the information included herein regarding the total proved reserves of Phoenix was prepared by Netherland, Sewell & Associates, Inc. as of January 1, 1996, as stated in their letter with respect thereto, and is included herein in reliance upon the authority of said firm as experts in such matters.